                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/X/ Preliminary Proxy Statement            / / Confidential, for Use of the
                                               Commission only (as permitted by
                                               Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Credence Systems Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ No Fee required
/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(2) or Item 22(a)(2)
    of Schedule 14A.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of Securities to which transaction applies:
    --------------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:
    --------------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    --------------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:
    --------------------------------------------------------------------------
    5) Total fee paid:
    --------------------------------------------------------------------------
/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

    (1) Amount Previously Paid:________________________________________________
    (2) Form, Schedule or Registration Statement No.:__________________________
    (3) Filing Party:__________________________________________________________

    (4) Date Filed:____________________________________________________________

                                     [LOGO]


                          CREDENCE SYSTEMS CORPORATION
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 22, 2000

TO OUR STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Credence Systems Corporation (the "Company"), a Delaware corporation, will be held on Wednesday, March 22, 2000, at 10:00 a.m. local time, at the Company's headquarters at 215 Fourier Avenue, Fremont, California 94539, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

         1. To elect two directors to serve for three-year terms ending in 2003 or until their respective successors are elected and qualified;

         2. To approve an amendment to the Company's certificate of incorporation to increase the number of shares of Common Stock authorized for issuance thereunder by an additional 110,000,000 shares to a total of 150,000,000 shares of Common Stock.

         3. To approve a series of amendments to the Company's 1993 Stock Option Plan (the "1993 Plan") which will (i) increase the number of shares of Common Stock reserved for issuance under the Plan by an additional 500,000 shares, (ii) revise the automatic share increase provisions so that the number of shares of Common Stock reserved under the 1993 Plan will automatically increase on the first trading day of each fiscal year, beginning November 1, 2000, by an amount equal to 3.5% of the total number of shares of the Company's Common Stock outstanding on the last day of the immediately preceding fiscal year, but no such annual increase is to exceed 1,500,000 shares, (iii) increase the number of shares of Common Stock subject to the option grants to be made to the continuing non-employee Board members under the Automatic Option Grant Program from 5,000 shares to 10,000 shares, effective as of the Annual Meeting, and (iv) extend the term of the 1993 Plan from August 30, 2003 to December 31, 2004.

         4. To approve a series of amendments to the Company's 1994 Employee Stock Purchase Plan (the "Purchase Plan") which will
                  (i) implement an automatic share increase feature whereby the number of shares of Common Stock reserved under the Purchase Plan will automatically increase on the first trading day of each fiscal year, beginning November 1, 2000, by an amount equal to 0.5% of the total number of shares of the Company's Common Stock outstanding on the last day of the immediately preceding fiscal year, but no such annual increase is to exceed 250,000 shares, (ii) revise the offering periods in effect under the Purchase Plan so that each such period may have a maximum duration of 12 months, with purchases occurring at 6-month intervals during the offering period on the 14th day of February and August each year, and (iii) extend the termination date of the Purchase Plan to August 14, 2010.

         5. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending October 31, 2000; and

         6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         Only stockholders of record at the close of business on February 4, 2000 are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company for a period of ten days before the Annual Meeting.

         All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed Proxy as promptly as possible in the envelope enclosed for your convenience.

Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                           Sincerely,


                                            /s/ Graham J. Siddall
                                           -------------------------------------
                                           Dr. Graham J. Siddall
                                           President and CEO

February 28, 2000
Fremont, California

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                 PROXY STATEMENT

                                TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                   ----
Proxy Statement.......................................................................................................1

Matters to Be Considered at Annual Meeting............................................................................3

Proposal One--Election of Directors...................................................................................3

Proposal Two--Approval of Amendment and Restatement of Restated Certificate of Incorporation..........................6

Proposal Three--Approval of Amendments to 1993 Stock Option Plan......................................................7

Proposal Four--Approval of Amendment to 1994 Employee Stock Purchase Plan............................................16

Proposal Five--Ratification of Independent Auditors..................................................................21

Other Matters........................................................................................................21

Ownership of Securities..............................................................................................22

Executive Compensation and Related Information.......................................................................23

Certain Relationships and Related Transactions.......................................................................27

Compensation Committee Report........................................................................................27

Comparison of Stockholder Return.....................................................................................31

Compliance With Section 16(a) of the Securities Exchange Act of 1934.................................................32

Annual Report........................................................................................................32

Form 10-K............................................................................................................32


                                     [LOGO]


                          CREDENCE SYSTEMS CORPORATION
                               215 FOURIER AVENUE
                            FREMONT, CALIFORNIA 94539

                                 PROXY STATEMENT
                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 22, 2000

GENERAL

         The enclosed proxy ("Proxy") is solicited on behalf of the Board of Directors of Credence Systems Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on March 22, 2000 (the "Annual Meeting"). The Annual Meeting will be held at 10:00 a.m. at the Company's headquarters at 215 Fourier Avenue, Fremont, California 94539. These proxy solicitation materials were mailed on or about February 28, 2000 to all stockholders entitled to vote at the Annual Meeting.

VOTING

         The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On February 4, 2000, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, approximately 22,532,768 shares of the Company's common stock, $.001 par value ("Common Stock"), were issued and outstanding. No shares of the Company's preferred stock were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on February 4, 2000. The election of directors is by plurality vote, and the two candidates receiving the highest number of affirmative votes will be elected. The proposal to amend the certificate of incorporation requires the affirmative vote of a majority of the outstanding common stock. Each of the other matters submitted for stockholder approval at this Annual Meeting will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on each such matter. Abstentions with respect to any matter are treated as shares present or represented and entitled to vote on that matter and thus have the same effect as negative votes. If shares are not voted by the broker who is the record holder of the shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares are not deemed to be present or represented for purposes of determining whether stockholder approval of that matter has been obtained, but are counted for quorum purposes.

PROXIES

         If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the approval of Proposals 1, 2, 3, 4 and 5 described in the accompanying Notice and Proxy Statement. You may revoke or change your Proxy at any time before the Annual Meeting by filing with the Secretary of the Company, at the Company's principal executive offices, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

SOLICITATION

         The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram, or other means by directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

         Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2001 Annual Meeting must be received no later than November 1, 2000, in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board for the 2001 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal not later than January 14, 2001.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                       PROPOSAL ONE--ELECTION OF DIRECTORS

GENERAL

         The Company's Certificate of Incorporation provides for a classified Board of Directors (the "Board") consisting of three classes of directors having staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The Board currently consists of six persons. The class whose term of office expires at the Annual Meeting currently consists of two directors. The directors elected to this class will serve for a term of three years, expiring at the 2003 annual meeting of stockholders or until their respective successors have been elected and qualified. All nominees are currently directors of the Company with terms expiring at the Annual Meeting.

         Both nominees for election have agreed to serve if elected, and management has no reason to believe that either nominee will be unavailable to serve. In the event either nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below. The two candidates receiving the highest number of affirmative votes of the shares represented and voting on this particular matter at the Annual Meeting will be elected directors of the Company, to serve their respective terms and until their respective successors have been elected and qualified.

NOMINEES FOR TERM ENDING UPON THE 2003 ANNUAL STOCKHOLDERS' MEETING

         HENK J. EVENHUIS, 56, has served as a Director of the Company since September 1993. Mr. Evenhuis is currently serving as Executive Vice President and CFO of Fair, Issac and Company, Inc., a decision analytic software company, since October 1999. From June 1997 to October 1999, he was a consultant to the semiconductor industry. Prior to that, he served as Executive Vice President and CFO of Lam Research Corporation ("Lam"), a semiconductor capital equipment manufacturer from April 1987 to June 1997. From 1983 to 1987, Mr. Evenhuis served as Chief Financial Officer of Ferix Corporation, Trimedia Corporation and Corvus Systems, Inc.

         BERNARD V. VONDERSCHMITT, 76, has served as a Director of the Company since August 1993. Mr. Vonderschmitt co-founded Xilinx, Inc. ("Xilinx") in February 1984. Mr. Vonderschmitt has been the Chairman of the Board of Xilinx since January 22, 1996 and served as Chief Executive Officer of Xilinx from February 1984 to January 21, 1996. From 1981 to 1984, he was Vice President of the Microprocessor Division of Zilog, Inc., a semiconductor manufacturer. Mr. Vonderschmitt held various management positions at RCA Corporation for 20 years, most recently as the Vice President of the Solid State Division. Mr. Vonderschmitt serves on the boards of directors of Xilinx, International Microelectronics Products, Inc. and Sanmina Corporation, as well as several private companies.

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2001 ANNUAL STOCKHOLDERS' MEETING

         JOS C. HENKENS, 47, has served as a Director of the Company since February 1985. Mr. Henkens has been a general partner of Advanced Technology Ventures, a venture capital firm, since January 1983. Mr. Henkens also serves on the boards of directors of Actel Corporation, a semiconductor manufacturer and various private companies.

         WILLIAM G. HOWARD, JR., 58, has served as a Director of the Company since February 1995, as Chairman of the Board since December 1998 and as interim Chief Executive Officer from December 1998 to July 1999. Dr. Howard has been a self-employed consultant for various semiconductor and microelectronics companies since December 1990. From October 1987 to December 1990, Dr. Howard was a senior fellow at the National Academy of Engineering conducting studies of technology management. Dr. Howard held various management positions at Motorola, Inc. between 1969 to 1987, most recently as Senior Vice President and Director of Research and Development. Dr. Howard serves on the boards of directors of BEI Electronics, Inc., Ramtron International, Inc. and Xilinx as well as several private companies.

CONTINUING DIRECTORS FOR TERM ENDING UPON THE 2002 ANNUAL STOCKHOLDERS' MEETING

         GRAHAM J. SIDDALL, 53, has served as a Director, President and Chief Executive Officer of the Company since July 1999. Dr. Siddall was the Executive Vice President of the Wafer Inspection Group at KLA-Tencor Corp. ("KLA-Tencor") from May 1997 until May 1999. From December 1995 until May 1997, he was the Division Chief Operating Officer of Tencor Instruments, Inc. ("Tencor") prior to its merger with KLA Instruments. From November 1994 to December 1995, Dr. Siddall was the Senior Vice President for the Wafer Inspection Division at Tencor. Dr. Siddall joined Tencor as a vice president in 1988. Prior to joining Tencor, Dr. Siddall served in a number of key roles at GCA Corporation, Hewlett-Packard Laboratories and Rank Taylor Hubson.

         JON D. TOMPKINS, 59, has served as a Director of the Company since September 1999. Mr. Tompkins was Chairman of the Board of Directors for KLA-Tencor from July 1998 to June 30, 1999. From April 1997 until July 1998, he was Chief Executive Officer of KLA-Tencor. From April 1991 to April 1997, he was President and Chief Executive Officer of Tencor prior to its merger with KLA Instruments. He was a Director of Tencor from 1991 until April 1997 and was appointed Chairman of the Board of Directors of Tencor in November 1993. He currently serves on the Boards of Directors of KLA-Tencor, Cymer, Electro Scientific Industries, Levelite, LogicVision, Inc., and the Community Foundation of Silicon Valley.

BOARD COMMITTEES AND MEETINGS

         During the fiscal year ended October 31, 1999, the Board of Directors held 10 meetings and acted by unanimous written consent on one occasion. The Board of Directors has an Audit Committee and a Compensation Committee. Each of the directors attended or participated in 75% or more of the aggregate of (i) the total meetings of the board of directors (held during the period he served) and (ii) the total number of meetings held by all committees on which he served (held during the period he served) during the past fiscal year.

         The Audit Committee currently consists of three directors, Mr. Henkens, Mr Evenhuis and Mr. Tompkins, and is primarily responsible for approving the services performed by the Company's independent auditors and reviewing their reports regarding the Company's accounting practices and systems of internal accounting controls. The Audit Committee held 3 meetings during the last fiscal year and did not act by unanimous written consent.

         The Compensation Committee currently consists of two directors, Mr. Tompkins and Mr. Vonderschmitt, and is primarily responsible for reviewing and approving the Company's general compensation policies and setting compensation levels for the Company's executive officers. The Compensation Committee also has the exclusive authority to administer the Company's 1994 Employee Stock Purchase Plan and the Company's 1993 Stock Option Plan and to make option grants thereunder. The Compensation Committee held 7 meetings during the last fiscal year and acted by unanimous written consent on 6 occasions.

         During fiscal 1999, Messrs. Henkens and Vonderschmitt and, for a portion of the year, Dr. Howard, served on the Compensation Committee. During fiscal 1999, Messrs. Henkens and Evenhuis served on the Audit Committee.

DIRECTOR COMPENSATION

         As of the date of each Annual Stockholders Meeting, each non-employee Board member who is to continue to serve as such following such meeting will receive an annual retainer fee of $10,000 which will be paid in four equal quarterly installments. In addition, each non-employee Board member is paid $1,000 per Board and committee meeting attended, and also is reimbursed for his expenses in connection with attendance at Board and committee meetings.

         Each non-employee director will, at the time of his or her initial election or appointment to the Board, receive an option grant for 10,000 shares of the Common Stock under the automatic option grant program in effect for non-employee Board members under the Company's 1993 Stock Option Plan. In addition, at each Annual Stockholders Meeting, each individual who is to continue to serve as a non-employee Board member, whether or not he is standing for re-election at that particular meeting, will be granted an option to purchase additional shares of common stock, provided such individual has served as a non-employee Board member for at least six months. For annual grants made prior to the 2000 Annual Meeting, the number of shares subject to each such grant was 5,000 shares. If the stockholders approve Proposal Three at the Annual Meeting, then the number of shares subject to each such annual grant will be increased to 10,000 shares, effective with the grants to be made at the March 22, 2000 Annual Meeting. Each grant under the automatic option grant program will have an exercise price per share equal to the fair market value per share of common stock on the grant date and will have a maximum term of ten years, subject to earlier termination should the optionee cease to serve as a Board member.

         Pursuant to the automatic option grant program, a stock option for 5,000 shares of Common Stock was granted on March 24, 1999, the date of the 1999 Annual Stockholders Meeting, to each of the following individuals who continued to serve as non-employee Board members following that Annual Meeting: Mr. Evenhuis, Mr. Henkens and Mr. Vonderschmitt. Because Dr. Howard was an employee-member of the Board at that time, he did not receive such an automatic option grant. Each option has an exercise price of $20.00 per share and will become exercisable in four successive equal annual installments over the optionee's period of continued Board service, measured from the grant date. However, each such option will immediately vest and become exercisable for all the option shares upon (i) an acquisition of the Company by merger or asset sale, (ii) a hostile takeover of the Company or (ii) the optionee's death or disability while continuing to serve as a Board member. For further information concerning the terms and conditions of these option grants and the automatic option grant program, please see the summary of the Automatic Option Grant Program in Proposal Three below.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board of Directors recommends that the stockholders vote FOR the election of each of the above nominees.

         PROPOSAL TWO--APPROVAL OF AMENDMENT AND RESTATEMENT OF RESTATED
                          CERTIFICATE OF INCORPORATION

         The present capital structure of the Company authorizes 40,000,000 shares of Common Stock and 1,000,000 shares of preferred stock. The Board of Directors believes this capital structure is inadequate for the present and future needs of the Company. Therefore, the Board of Directors has unanimously approved the amendment and restatement of the Company's Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized by
Article 4 to 150,000,000 shares (and a concomitant increase in the total number of shares authorized for issuance from 41,000,000 to 151,000,000). The Board believes this capital structure more appropriately reflects the present and future needs of the Company and recommends such amendment and restatement to the Company's stockholders for adoption. The undesignated preferred stock may be issued from time to time in one or more series with such rights, preferences and privileges as may be determined by the Board of Directors. On December 31, 1999, 22,516,842 shares of Common Stock were outstanding and no shares of preferred stock were outstanding.

PURPOSE OF AUTHORIZING ADDITIONAL COMMON STOCK

         Authorizing an additional 110,000,000 shares of Common Stock would give the Board of Directors the express authority, without further action of the stockholders, to issue such Common Stock from time to time as the Board of Directors deems necessary. The Board of Directors believes it is necessary to have the ability to issue such additional Common Stock for general corporate purposes. Potential uses of additional authorized shares may include acquisition transactions, equity or convertible debt financings, stock dividends or distributions, issuance of options pursuant to the Company's 1993 Stock Option Plan and issuances of Common Stock pursuant to the Company's 1994 Employee Stock Purchase Plan without further action by the stockholders, unless such action were specifically required by applicable law or rules of any stock exchange on which the Company's securities may then be listed.

         The proposed increase in the authorized number of shares of Common Stock could have a number of effects on the Company's stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with the Company's management could have the effect of making it more difficult to remove the Company's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. In addition, an issuance of additional shares by the Company could have an effect on the potential realizable value of a stockholder's investment. In the absence of a proportionate increase in the Company's earnings and book value, an increase in the aggregate number of outstanding shares would dilute the earnings per share and book value per share of all outstanding shares of the Company's Common Stock. If such factors were reflected in the price per share of Common Stock, the potential realizable value of a stockholder's investment could be adversely affected. The Common Stock carries no preemptive rights to purchase additional shares. The adoption of the amendment will not of itself cause any change in the capital accounts of the Company.

         The proposed amendment and restatement of the Company's Restated Certificate of Incorporation was approved by unanimous written consent of all of the directors of the Company on December 8, 1999.

STOCKHOLDER APPROVAL

         The affirmative vote of a majority of the outstanding voting shares of the Company entitled to vote on this proposal is required for approval of the amendment and restatement of the Company's Restated Certificate of Incorporation authorizing 110,000,000 additional shares of Common Stock (and a concomitant increase in the total number of shares authorized for issuance from 41,000,000 to 151,000,000).

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

         The Board of Directors recommends that the stockholders vote FOR the amendment and restatement of the Company's Restated Certificate of Incorporation authorizing 110,000,000 additional shares of Common Stock (and a concomitant increase in the total number of shares authorized for issuance from 41,000,000 to 151,000,000).

        PROPOSAL THREE--APPROVAL OF AMENDMENTS TO 1993 STOCK OPTION PLAN

         The Company's stockholders are being asked to approve a series of amendments to the Company's 1993 Stock Option Plan (the "1993 Plan") which will effect the following changes: (i) increase the number of shares of Common Stock reserved for issuance under the Plan by an additional 500,000 shares, (ii) revise the automatic share increase provisions of the 1993 Plan so that the share reserve will increase automatically on the first trading day of each fiscal year over the remaining term of the 1993 Plan, commencing with the fiscal year beginning November 1, 2000, by an amount equal to 3.5% of the total number of shares of Common Stock outstanding on the last day of the immediately preceding fiscal year, but in no event will any such annual increase exceed 1,500,000 shares, subject to adjustment for stock splits, stock dividends and similar transactions, (iii) increase the number of shares of Common Stock for which continuing non-employee Board members are to be granted stock options at each Annual Stockholders Meeting, beginning with the 2000 Annual Meeting, from 5,000 shares to 10,000 shares per non-employee Board member, and (iv) extend the term of the 1993 Plan from August 30, 2003 to December 31, 2004.

         The amendment authorizing the 500,000-share increase was adopted by the Board on February 9, 2000, and the other amendments were adopted by the Board on December 8, 1999. The amendments are subject to stockholder approval at the Annual Meeting. The 500,000-share increase, the revision to the automatic share increase feature and the extension of the term of the 1993 Plan are each designed to assure that a sufficient reserve of Common Stock will continue to be available under the 1993 Plan to attract and retain the services of key individuals essential to the Company's long-term growth and success. The increase to the number of shares subject to the annual option grants made to the non-employee Board members will allow the Company to provide a more meaningful equity incentive to attract and retain highly-qualified individuals to serve as non-employee Board members.

         The following is a summary of the principal features of the 1993 Plan, together with the applicable tax and accounting implications, which will be in effect if the amendment to the 1993 Plan is approved by the stockholders. The summary, however, does not purport to be a complete description of all the provisions of the 1993 Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary at the Company's principal executive offices in Fremont, California.

EQUITY INCENTIVE PROGRAMS

         The 1993 Plan contains two separate components: (i) a discretionary grant program under which key employees (including officers), consultants and non-employee Board members may be granted options to purchase shares of Common Stock at an exercise price not less than the fair market value of those shares on the grant date and (ii) an automatic grant program under which options will automatically be granted at periodic intervals to the non-employee Board members to purchase shares of Common Stock at an exercise price equal to the fair market value of the option shares on the grant date. Options may be granted under the discretionary program as either incentive stock options designed to meet the requirements of Section 422 of the Internal Revenue Code or non-statutory options not intended to satisfy such requirements. All grants under the automatic program will be non-statutory options.

ELIGIBILITY

         Employees (including officers), non-employee Board members and independent consultants are eligible to participate in the discretionary grant program, whether they are in the employ or service of the Company or any parent or subsidiary corporation now or subsequently existing. As of December 31, 1999, approximately 744 employees (including three executive officers) and five non-employee Board members were eligible to participate in the discretionary program. Four non-employee Board members were also eligible to participate in the automatic grant program for the Annual Meeting to be held on March 22, 2000 and five non-employee Board members will be eligible to participate in such program thereafter.

         Dr. William G. Howard is not eligible to receive an option grant under the automatic grant program at the 2000 Annual Meeting, due to the fact that Dr. Howard served as interim Chief Executive Officer of the Company until July 29, 1999 and was paid as an employee of the Company until October 9, 1999. However, the Compensation Committee of the Board has indicated its intent to grant Dr. Howard a stock option on March 22, 2000 to purchase 10,000 shares of Common Stock under the discretionary option grant program upon the same terms as the option grants to be made at the 2000 Annual Meeting to the continuing non-employee Board members pursuant to the provisions of the automatic grant program, provided the amendment to that program which forms part of this Proposal is approved by stockholders.

SHARE RESERVE

         6,969,119 shares of Common Stock have been reserved for issuance over the term of the 1993 Plan, including the 436,300 shares added to the reserve on November 1, 1999 pursuant to the existing automatic share increase provisions of the 1993 Plan and the 500,000-share increase which forms part of this Proposal. As of December 31, 1999, options for 2,974,426 shares were outstanding under the 1993 Plan, options for 2,870,814 shares had been exercised, and 623,879 shares were available for future option grant. An additional 500,000 shares will immediately become available for future option grant upon stockholder approval of this Proposal.

         If this Proposal is approved, then the automatic share increase provisions of the 1993 Plan will be revised so that the number of shares of Common Stock reserved for issuance under the 1993 Plan will automatically increase on the first trading day of each fiscal year, commencing with the fiscal year beginning November 1, 2000, by an amount equal to 3.5% of the total number of shares of Common Stock outstanding on the last trading day of the immediately preceding fiscal year. However, no such annual increase will exceed 1,500,000 shares of Common Stock, subject to adjustment for stock dividends, stock splits and similar transactions.

         Prior to such revision of the automatic share increase feature, the number of shares of Common Stock reserved for issuance under the 1993 Plan was automatically to increase on the first trading day of each fiscal year, from fiscal year 1999 through fiscal year 2003, by an amount equal to two percent (2%) of the total number of shares outstanding on the last trading day of the immediately preceding fiscal year. However, each such annual increase was to be reduced to the extent necessary to assure that the number of shares of Common Stock subject to the outstanding options under the Company's stock option plans, when added to the number of shares available for future option grant under those plans after taking the annual increase to the 1993 Plan into effect (collectively, the "Option Shares"), was not to exceed 15% of (i) the number of voting shares of the Company's capital stock outstanding at that time plus (ii) the Option Shares. Pursuant to such feature, the share reserve under the 1993 Plan increased by 407,818 shares on November 1, 1998 and an additional 436,300 shares on November 1, 1999.

         Should an outstanding option expire or terminate for any reason prior to exercise in full (including options cancelled in accordance with the cancellation-regrant provisions described below), the shares subject to the portion of the option not so exercised will be available for subsequent option grant under the 1993 Plan. Unvested shares issued under the 1993 Plan and subsequently repurchased by the Company at the original option exercise price paid per share will be added back to the share reserve and will accordingly be available for subsequent issuance under the 1993 Plan. Shares subject to any option surrendered in accordance with the stock appreciation right provisions of the 1993 Plan will not be available for subsequent issuance.

         No participant in the 1993 Plan may be granted stock options and separately exercisable stock appreciation rights under the 1993 Plan for more than 1,000,000 shares in the aggregate, exclusive, however, of any stock options or stock appreciation rights granted to such individual prior to January 1, 1995.

OPTION GRANTS

         The table below shows, as to the Company's Chief Executive Officer and each of the other named executive officers in the Summary Compensation Table and the various indicated groups, the number of shares of Common Stock subject to the stock options granted under the 1993 Plan from November 1, 1998 through December 31, 1999 and the weighted average exercise price payable per share. The number of shares and weighted average exercise price calculations include all options which were granted during the indicated period including options granted on December 14, 1998 at a lower exercise price per share as regrants of options cancelled on that date.


                                                                                 NUMBER OF OPTION       WEIGHTED AVERAGE EXERCISE
                                       NAME AND POSITION                            SHARES (8)          PRICE OF GRANTED OPTIONS
------------------------------------------------------------------------------  -------------------    ----------------------------
William G. Howard, Jr. (1)....................................................         15,100                    $19.95
    Interim Chief Executive Officer and Chairman of the Board
Graham J. Siddall (2).........................................................        500,000                    $37.50
    President and Chief Executive Officer
Dennis Wolf (3) (4)...........................................................        210,100                    $23.49
    Executive Vice President, Chief Financial Officer and Secretary
David A. Ranhoff (4) (5)......................................................        220,100                    $24.17
    Chief Operating Officer and Executive Vice President,
    Sales and Marketing
Wilmer R. Bottoms (6).........................................................             --                        --
All current executive officers as a group (three persons) (7).................        930,200                    $31.34
All current directors (other than executive officers) as a group
    (five persons)............................................................         40,100                    $24.96
All employees eligible under the 1993 Plan, including current
    officers who are not executive officers, as a group (736 persons).........      2,140,790                    $29.14

------------
(1) Dr. Howard was appointed to the position of Chairman of the Board on December 8, 1998 and served as interim Chief Executive Officer of the Company from December 1998 until July 29, 1999 and as an employee until October 9, 1999.
(2) Dr. Siddall was appointed to the positions of President and Chief Executive Officer on July 29, 1999.
(3)      Mr. Wolf was promoted to Executive Vice President on December 8, 1998.
(4) Mr. Ranhoff and Mr. Wolf were named to the Office of the President on December 8, 1998. On July 29, 1999, the Office of the President was dissolved upon the appointment of Dr. Siddall to the position of President and Chief Executive Officer.
(5) Mr. Ranhoff was appointed to the position of Chief Operating Officer effective November 1, 1999.
(6) Dr. Bottoms resigned as chairman, member of the Board and Chief Executive officer on December 8, 1998.
(7) Excludes Dr. Howard, who stopped serving as interim Chief Executive Officer on July 29, 1999 and resigned as an employee on October 9, 1999.
(8) Number of option shares includes the shares subject to options granted during the indicated period and subsequently cancelled on December 14, 1998 in connection with the grant of new options for the same number of shares but with a lower exercise price per share. The shares subject to such cancelled options were as follows: 80,000 shares for Mr. Wolf, 50,000 shares for Mr. Ranhoff, 130,000 shares for all current executive officers as a group and 571,000 shares for all eligible employees.

DISCRETIONARY GRANT PROGRAM

         The discretionary grant program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee in its capacity as the Plan Administrator has complete discretion to determine which eligible individuals are to receive option grants under the program, the time or times when such grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

         The exercise price per share will not be less than 100% of the fair market value per share of common stock on the grant date. No option will have a maximum term in excess of ten (10) years measured from the grant date, and each option will generally become exercisable in one or more installments over the optionee's period of service with the Company. The shares acquired upon the exercise of one or more options may, however, be unvested and subject to repurchase by the Company, at the exercise price paid per share, if the optionee ceases service with the Company prior to vesting in those shares. Options are generally not assignable or transferable other than by will or the laws of inheritance and, during the optionee's lifetime, the option may be exercised only by such optionee. However, the Plan Administrator may allow non-statutory options to be transferred or assigned during the optionee's lifetime to one or more members of the optionee's immediate family, to a trust established exclusively for one or more such family members or to the optionee's former spouse, to the extent such transfer or assignment is in furtherance of the optionee's estate plan or pursuant to divorce or other marital separation proceedings. No option holder will have any stockholder rights with respect to the option shares until the option is exercised and the exercise price is paid for the purchased shares.

         For purposes of establishing the option exercise price and for all other valuation purposes under the 1993 Plan, the fair market value per share of Common Stock on any relevant date will be the closing price per share on that date, as quoted on the Nasdaq National Market. On December 31, 1999, the closing price per share on the Nasdaq National Market was $86.50.

         The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option may also be exercised through a cashless exercise procedure pursuant to which the optionee provides irrevocable instructions to a designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, an amount equal to the aggregate exercise price payable for the purchased shares, plus all applicable withholding taxes.

         The Plan Administrator may assist any optionee (including an officer) in the exercise of one or more outstanding options by (i) authorizing a loan from the Company or (ii) permitting such individual to pay the exercise price in installments over a period of years. The terms and conditions of any such loan or installment payment will be established by the Plan Administrator, but in no event will the maximum credit extended exceed the aggregate exercise price payable for the purchased shares plus any federal or state tax liability incurred in connection with the option exercise.

         The Plan Administrator may provide one or more holders of non-statutory options with the right to have the Company withhold a portion of the shares otherwise issuable upon the exercise of those options in order to satisfy the federal and state income and employment tax withholding liability to which such individuals may become subject in connection with the option exercise. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of common stock in payment of such withholding tax liability.

         Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options for any shares in which the optionee is vested at that time. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

         Except as otherwise described in this Proxy Statement, outstanding options under the discretionary program will be subject to acceleration upon certain changes in the ownership or control of the Company as follows:

         CORPORATE TRANSACTION. In the event of any one of the following stockholder-approved transactions (a "Corporate Transaction"):

         (i) a merger or consolidation in which the Company is not the surviving entity,

         (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets in liquidation or dissolution of the Company, or

         (iii) any reverse merger in which the Company is the surviving entity but in which more than 50% of the Company's outstanding voting securities are transferred to persons other than those who held such securities immediately prior to the merger, each option outstanding at the time will automatically become exercisable for all of the shares at the time subject to that option and may be exercised for any or all of those shares as fully vested shares. However, an outstanding option will not so accelerate if and to the extent such option is to be assumed by the successor corporation or replaced with a cash incentive program which preserves the spread existing on the unvested option shares at the time of the transaction. Any options assumed in connection with the Corporate Transaction may, in the Plan Administrator's discretion, be subject to subsequent acceleration in the event the optionee's service with the successor entity is terminated within a specified period following the acquisition.

         CHANGE IN CONTROL. The Plan Administrator has full power and authority to structure one or more options under the discretionary program so that each of those options will, immediately prior to a Change in Control, become exercisable for all of the shares at the time subject to that option and may be exercised for any or all of those shares as fully vested shares. Alternatively, the Plan Administrator may condition such accelerated vesting upon the optionee's cessation of service under certain prescribed circumstances following the Change in Control. A Change in Control will be deemed to occur under the 1993 Plan in the event:

         (i) a person or related group of persons (other than the Company or its affiliates) acquires ownership of more than fifty percent (50%) of the Company's outstanding voting stock pursuant to a tender or exchange offer made directly to the Company's stockholders; or

         (ii) a majority of the Board members ceases, by reason of one or more contested elections for Board membership over a period of thirty-six (36) months or less, to be comprised of individuals who either (A) have been members of the Board continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause
                 (A) who were still in office at the time such election or nomination was approved by the Board.

         The executive officers of the Company have entered into special agreements with the Company which provide them with additional option acceleration benefits upon a Corporate Transaction or Change in Control. Those agreements are summarized below in the section entitled "Executive Compensation--Employment Contracts, Termination of Employment Arrangements and Change in Control Agreements."

         The acceleration of options in the event of a Corporate Transaction or Change in Control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

         The Plan Administrator is authorized to issue two types of stock appreciation rights in connection with option grants made under the discretionary program:

         (i) TANDEM STOCK APPRECIATION RIGHTS provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of
                 (a) the fair market value of the vested shares of Common Stock subject to the surrendered option over (b) the aggregate exercise price payable for those shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of Common Stock.

         (ii) LIMITED STOCK APPRECIATION RIGHTS may be provided to one or more officers of the Company as part of their option grants. Any option with such a limited stock appreciation right may be surrendered to the Company upon the successful completion of a hostile tender offer for more than fifty percent (50%) of the Company's outstanding voting securities. In return for the surrendered option, the officer will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (a) the highest price paid per share of Common Stock in such tender offer over (b) the exercise price payable for such share.

         The Plan Administrator has the authority to effect, on one or more separate occasions, the cancellation of outstanding options under the discretionary program which have exercise prices in excess of the then current market price of the Common Stock and to issue replacement options with an exercise price based on the market price of the common stock at the time of the new grant.

         On December 14, 1998, the Plan Administrator implemented an option cancellation/regrant program for all employees of the Company, including certain executive officers. Pursuant to that program, each such employee was given the opportunity to surrender his or her outstanding options under the 1993 Plan with exercise prices in excess of $17.00 per share in return for a new option grant for the same number of shares but with an exercise price of $17.19 per share, the closing price per share of Common Stock as reported on the Nasdaq National Market on the December 14, 1998 grant date of the new option. Options for approximately 568,212 shares with a weighted average exercise price of $28.35 per share were surrendered for cancellation, and new options for the same number of shares were granted with the $17.19 per share exercise price. Each new option granted in replacement of a standard four-year service higher-priced option became exercisable for 12.5% of the option shares upon the optionee's continuation in service through June 14, 1999. The option will become exercisable for the remaining option shares in a series of fourteen successive equal quarterly installments upon the optionee's completion of each additional three-month period of service thereafter. For each performance vesting option cancelled and regranted in connection with the December 14, 1998 program, the new option will become exercisable for the option shares upon the optionee's completion of six years of service (or seven years of service for certain of those grants) measured from the December 14, 1998 grant date, subject to earlier vesting in the event certain pre-defined performance objectives are attained during the optionee's period of service with the Company. As previously indicated, the following executive officers participated in the December 14, 1998 cancellation/regrant program: Mr. Wolf with respect to cancelled options covering 80,000 shares with a weighted average exercise price of $26.44; Mr. Ranhoff with respect to cancelled options covering 50,000 shares with a weighted average exercise price of $29.50 per share.

AUTOMATIC GRANT PROGRAM

         The terms and conditions governing the option grants which may be made under the automatic program are summarized below. All such grants will be made in strict compliance with the express provisions of the program, and the Plan Administrator will exercise no discretionary functions with respect to those grants. Stockholder approval of this Proposal will also constitute approval of each automatic option granted under the program at and after the 2000 Annual Meeting and the subsequent exercise of that option in accordance with the terms of the program as described below.

         Under the program, each individual who first joins the Board as a non-employee director will receive at that time an automatic option grant for 10,000 shares of Common Stock. In addition, at each Annual Stockholders Meeting, beginning with the 2000 Annual Meeting, each individual who is to continue to serve as a non-employee Board member will automatically be granted, whether or not he or she is standing for re-election at that particular meeting, a stock option to purchase an additional 10,000 shares, provided such individual has served as a non-employee Board member for at least six (6) months. There will be no limit on the number of such 10,000-share options which any one non-employee Board member may receive over his or her period of Board service.

         Prior to the amendment to the automatic option grant program which forms part of this Proposal, each non-employee Board member was to receive an option grant for 5,000 shares of Common Stock at each Annual Stockholders Meeting at which he or she was to continue to serve on the Board.

         Each option will be subject to the following terms and conditions:

                  The exercise price per share will be equal to one hundred percent (100%) of the fair market value of the option shares on the automatic grant date.

                  Each option is to have a maximum term of ten (10) years measured from the grant date, and no option may be exercised after the expiration date of the option term.

                  The initial 10,000 share grant made to a new non-employee Board member will become exercisable for 12.5% of the option shares upon completion of six (6) months of Board service measured from the grant date and will become exercisable for the balance of the option shares in a series of fourteen (14) successive equal quarterly installments upon the individual's completion of each additional three
         (3) month period of Board service.

                  Each 10,000-share annual grant made to a continuing Board member will become exercisable in a series of four (4) successive equal annual installments over the optionee's period of continued Board service, with the first such installment to become exercisable one (1) year after the automatic grant date.

                  The option will not remain exercisable for more than a six
         (6)-month period following the optionee's cessation of Board service for any reason other than death or disability. Should the optionee die within six (6) months after cessation of Board service, then the option will remain exercisable for up to a twelve (12)-month period following the optionee's death and may be exercised by the personal representative of the optionee's estate or the person to whom the option is transferred by the optionee's will or the laws of inheritance. During the applicable six (6)-month or (12)-month period, the option may not be exercised in the aggregate for more than the number of option shares for which that option is exercisable at the time of the optionee's cessation of Board service.

                  Should the optionee die or become permanently disabled while serving as a Board member, then the option will vest and become immediately exercisable for all of the option shares and may be exercised for any or all of those shares until the earlier of (a) the expiration of the twelve (12)-month period measured from the date of the optionee's cessation of Board service or (b) the expiration date of the option term.

                  The option will vest and become immediately exercisable for all of the shares at the time subject to that option in the event of a Corporate Transaction or Change in Control (as those terms are defined above). Upon the successful completion of a hostile tender offer for more than fifty percent (50%) of the Company's voting securities, the optionee will have a thirty (30)-day period in which he or she may elect to surrender each outstanding automatic option grant to the Company in return for a cash distribution in an amount per surrendered option share equal to the excess of (a) the highest price paid per share of Common Stock paid in such tender offer over (b) the exercise price payable for such share. Stockholder approval of this Proposal will also constitute pre-approval of each such option surrender right granted at or after the 2000 Annual Meeting and the subsequent exercise of that right in accordance with the foregoing terms and conditions.

                  The option may be transferred or assigned during the optionee's lifetime to one or more members of the optionee's immediate family, to a trust established exclusively for one or more such family members or to the optionee's former spouse, to the extent such transfer or assignment is in furtherance of the optionee's estate plan or pursuant to divorce or other marital separation proceedings.

         The remaining terms of the option will in general conform to the terms described above for option grants made under the discretionary grant program.

GENERAL PLAN INFORMATION

         In the event any change is made to the Common Stock issuable under the 1993 Plan by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the 1993 Plan, (ii) the maximum number and/or class of securities for which any one participant may be granted stock options and separately exercisable stock appreciation rights under the 1993 Plan after December 31, 1994, (iii) the maximum number and class of securities by which the share reserve is to increase at the start of each fiscal year pursuant to the automatic share increase provisions of the 1993 Plan, (iv) the number and/or class of securities and price per share in effect under each outstanding option and (v) the number and/or class of securities per non-employee Board member for which option grants will subsequently be made under the automatic grant program.

         The Board of Directors may amend or modify the 1993 Plan in any or all respects whatsoever, subject to any stockholder approval required under applicable law or regulation. The Board may terminate the 1993 Plan at any time, and the 1993 Plan will in all events terminate on December 31, 2004 if this Proposal is approved at the Annual Meeting; otherwise, the termination date of the Plan will remain August 30, 2003. Each stock option outstanding at the time of such termination will remain in force in accordance with the provisions of the agreement evidencing that grant.

NEW PLAN BENEFITS

         No options have been granted to date under the 1993 Plan on the basis of the amendments which are the subject of this Proposal. If the Proposal is approved by the stockholders, then each of the following non-employee Board members will receive an option grant at the 2000 Annual Stockholders Meeting for 10,000 shares with an exercise price per share equal to the closing price per share of common stock on that date: Jos. C. Henkens, Henk J. Evenhuis, Bernard
V. Vonderschmitt and Jon D. Tompkins.

         Dr. William G. Howard is not eligible to receive an option grant pursuant to the automatic grant program, due to the fact that Dr. Howard served as interim Chief Executive Officer of the Company until July 29, 1999 and as an employee until October 9, 1999. However, the Compensation Committee of the Board has indicated its intent to grant Dr. Howard a stock option on the date of the 2000 Annual Meeting to purchase 10,000 shares of Common Stock under the discretionary grant program upon the same terms as the grants to be made to the continuing non-employee Board members at that Annual Meeting under the automatic grant program, provided this Proposal is approved by stockholders.

ACCOUNTING TREATMENT

         Under the current accounting principles in effect for equity incentive programs such as the 1993 Plan, the option grants under the 1993 Plan will not result in any direct charge to the Company's reported earnings. However, the fair value of those options is required to be disclosed in the notes to the Company's consolidated financial statements, and the Company must also disclose, in footnotes to the Company's consolidated financial statements, the pro forma impact those options would have upon the Company's reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

         On March 31, 1999, the Financial Accounting Standards Board issued an Exposure Draft of a proposed interpretation of APB Opinion 25, "Accounting for Stock Issued to Employees." Under the proposed interpretation, option grants made to non-employee consultants (but not non-employee Board members) after December 15, 1998, will result in a direct charge to the Company's reported earnings based upon the fair value of the option measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will accordingly include the appreciation in the value of the option shares over the period between the grant date of the option (or, if later, the effective date of the final amendment) and the vesting date of each installment of the option shares. In addition, if the proposed interpretation is adopted, any options which are repriced after December 15, 1998 will also trigger a direct charge to the Company's earnings measured by the appreciation in the value of the underlying shares over the period between the grant date of the option (or, if later, the effective date of the final amendment) and the date the option is exercised for those shares.

         Should one or more optionees be granted stock appreciation rights under the 1993 Plan that have no conditions upon exercisability other than a service or employment requirement, then such rights would result in a compensation expense to be charged against the Company's reported earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of common stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end would be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

FEDERAL TAX CONSEQUENCES

         Options granted under the 1993 Plan may be either incentive stock options that satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options that are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as described below:

         INCENTIVE OPTIONS. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.

         For Federal income tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other disposition of such shares is made more than two (2) years after the date the option for those shares was granted and more than one (1) year after the date the option was exercised for the shares. If the sale or disposition occurs before those two holding periods are satisfied, then a disqualifying disposition will result.

         Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

         If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the date the option was exercised over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

         NON-STATUTORY OPTIONS. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

         If the shares acquired upon exercise of the non-statutory option are subject to repurchase by the Company at the original exercise price upon the optionee's termination of service prior to vesting in such shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the Company's repurchase right lapses with respect to those shares over (ii) the exercise price paid for the shares.

         Alternatively, the optionee may elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the non-statutory option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date (determined as if the shares were not subject to the Company's repurchase right) over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the Company's repurchase right lapses.

         The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

         STOCK APPRECIATION RIGHTS. An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Company will be entitled to an income tax deduction equal to the appreciation distribution for the taxable year of the Company in which the ordinary income is recognized by the optionee.

         DEDUCTIBILITY OF EXECUTIVE COMPENSATION. The Company anticipates that any compensation deemed paid by it in connection with the disqualifying disposition of incentive stock option shares or the exercise of non-statutory options will qualify as performance-based compensation for purposes of Code
Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those options will remain deductible by the Company without limitation under Code Section 162(m).

STOCKHOLDER APPROVAL

         The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is required for approval of the amendment to the 1993 Plan. Should such stockholder approval not be obtained, then neither the 500,000-share increase to the share reserve nor the revisions to the automatic share increase provisions of the 1993 Plan will be implemented, and the number of shares subject to the annual option grants to be made to continuing non-employee Board members will not be increased. However, in the absence of such stockholder approval, the 1993 Plan will continue to remain in effect in accordance with its provisions prior to the amendments which are the subject of this Proposal; option grants will continue to be made until the available reserve of Common Stock under the 1993 Plan with its pre-existing automatic share increase provisions is issued or until the currently scheduled August 30, 2003 termination date; and each of the non-employee Board members will continue to receive an annual option grant for 5,000 shares at each Annual Stockholders Meeting at which he or she is to remain on the Board.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS

         The Board of Directors recommends that the stockholders vote FOR these amendments to the 1993 Plan.

    PROPOSAL FOUR--APPROVAL OF AMENDMENT TO 1994 EMPLOYEE STOCK PURCHASE PLAN

         The Company's stockholders are being asked to approve a series of amendments to the Company's 1994 Employee Stock Purchase Plan (the "Purchase Plan") which will effect the following changes: (i) implement an automatic share increase feature whereby the share reserve under the Purchase Plan will increase automatically on the first trading day of each fiscal year over the remaining term of the Purchase Plan, commencing with the fiscal year beginning November 1, 2000, by an amount equal to 0.5% of the total number of shares of Common Stock outstanding on the last day of the immediately preceding fiscal year, but in no event will any such annual increase exceed 250,000 shares, subject to adjustment for stock splits, stock dividends and similar transactions, (ii) revise the offering periods under the Purchase Plan, effective with the offering period commencing August 15, 2000, so that each such period may have a maximum duration of 12 months, with purchases occurring at semi-annual intervals on the 14th day of February and August each year within that offering period, and (iii) extend the termination date of the Purchase Plan to August 14, 2010. The amendments were adopted by the Board of Directors on December 8, 1999, subject to stockholder approval at the Annual Meeting.

         The Board of Directors believes that it is in the best interests of the Company's stockholders to assure that there is a sufficient number of shares of Common Stock reserved for issuance under the Purchase Plan so that eligible employees of the Company and its participating affiliates will continue to have the opportunity to acquire an equity interest in the Company and thereby further align their interests with those of the stockholders.

         The terms and provisions of the Purchase Plan as most recently amended are summarized below. This summary, however, does not purport to be a complete description of the Purchase Plan. Copies of the actual plan document may be obtained by any stockholder upon written request to the Corporate Secretary at the Company's principal offices in Fremont, California.

         PURPOSE. The purpose of the Purchase Plan is to provide eligible employees of the Company and its participating affiliates with the opportunity to acquire an ownership interest in the Company through participation in a payroll-deduction based employee stock purchase plan under Section 423 of the Internal Revenue Code. Participating affiliates may include any parent or subsidiary corporations of the Company, whether now existing or subsequently established, which elect to extend the benefits of the Purchase Plan to their eligible employees.

         ADMINISTRATION. The Purchase Plan is administered by the Compensation Committee of the Board. Such committee, as Plan Administrator, has full authority to adopt administrative rules and procedures and to interpret the provisions of the Purchase Plan. All costs and expenses incurred in plan administration are paid by the Company without charge to participants.

         SHARE RESERVE. The maximum number of shares of Common Stock authorized for issuance over the term of the Purchase Plan is currently limited to 800,000 shares. As of December 31, 1999, 546,958 shares had been issued, and 253,042 shares remained available for subsequent purchase.

         If this Proposal is approved, then the number of shares of Common Stock reserved for issuance under the Purchase Plan will automatically increase on the first trading day of each fiscal year, commencing with the fiscal year beginning November 1, 2000, by an amount equal to 0.5% of the total number of shares of Common Stock outstanding on the last trading day of the immediately preceding fiscal year. However, no such annual increase will exceed 250,000 shares of Common Stock, subject to adjustment for stock dividends, stock splits and similar transactions.

         The shares of Common Stock issuable under the Purchase Plan may be either shares newly issued by the Company or shares reacquired by the Company, including shares purchased on the open market.

         In the event that any change is made to the Company's outstanding common stock (whether by reason of any recapitalization, stock dividend, stock split, exchange or combination of shares or other change in corporate structure effected without the Company's receipt of consideration), appropriate adjustments will be made to (i) the class and maximum number of securities issuable over the term of the Purchase Plan, (ii) the class and maximum number of securities by which the share reserve is to increase at the start of each fiscal year pursuant to the automatic share increase provisions,
(iii) the class and maximum number of securities purchasable per participant during any one purchase period and (iv) the class and number of securities and the price per share in effect under each outstanding purchase right.

         ELIGIBILITY AND PARTICIPATION. Any individual who is regularly scheduled to work for more than twenty (20) hours per week for more than five
(5) months per calendar year in the employ of the Company or any participating parent or subsidiary corporation (including any corporation which subsequently becomes such at any time during the term of the Purchase Plan) will be eligible to participate in the Purchase Plan upon completion of thirty (30) days of continuous employment. An eligible employee who has satisfied such service requirement may enter an offering period under the Purchase Plan on the start date of that period or on any semi-annual entry date (the 15th day of February and August each year) during that offering period.

         As of December 31, 1999, the Company estimated that approximately 739 employees, including three executive officers, were eligible to participate in the Purchase Plan.

         OFFERING PERIODS AND PURCHASE RIGHTS. If this Proposal is approved, then shares of Common Stock will be offered under the Purchase Plan through a series of successive offering periods, each with a maximum duration of 12 months. The initial 12-month offering period will begin on August 15, 2000 and end on August 14, 2001. The next offering period will begin on August 15, 2001, and subsequent offering periods will begin as designated by the Plan Administrator.

         Prior to the amendment to the Purchase Plan which forms part of this Proposal, shares of Common Stock were offered under the Purchase Plan through a series of successive offering periods, each with a maximum duration of 6 months. Accordingly, offering periods ran from January 1 to June 30 and from July 1 to December 31 each year. The last offering period on such basis will have an extended duration and will run from January 1, 2000 to August 14, 2000.

         At the time the participant joins the offering period, he or she will be granted a purchase right to acquire shares of Common Stock at semi-annual intervals over the remainder of that offering period. The purchase dates will occur on the 14th day of February and August of each year, and all payroll deductions collected from the participant for the period ending with each such semi-annual purchase date will automatically be applied to the purchase of Common Stock.

         Approval of this Proposal will also constitute approval of a new reset feature under the Purchase Plan. Pursuant to that feature, should the fair market value per share of Common Stock on any semi-annual purchase date be less than the fair market value per share on the start date of the 12-month offering period, then that offering period will automatically terminate, and a new 12-month offering period will begin on the next business day, with all participants in the terminated offering to be automatically transferred to the new offering period.

         PURCHASE PRICE. The purchase price per share for each participant will be equal to 85% of the LOWER of (i) the fair market value per share of Common Stock on the participant's entry date into the offering period or (ii) the fair market value per share of Common Stock on the semi-annual purchase date.

         The fair market value per share of Common Stock on any relevant date under the Purchase Plan will be deemed to be equal to the mean between the high and low selling prices of the Common Stock on such date (or the immediately preceding business date, if such date is not a business day), as those prices are reported on the Nasdaq National Market. On December 31, 1999, the fair market value per share of Common Stock determined on such basis was $86.50.

         PAYROLL DEDUCTIONS AND STOCK PURCHASES. Each participant may authorize periodic payroll deductions in any multiple of 1% (up to a maximum of 10%) of his or her base salary each offering period to be applied to the purchase of Common Stock on each semi-annual purchase date within that offering period. Accordingly, on each semi-annual purchase date (the 14th day of February and August of each year), the accumulated payroll deductions of each participant will automatically applied to the purchase of shares of Common Stock at the purchase price in effect for the participant on that purchase date.

         SPECIAL LIMITATIONS. The Purchase Plan imposes certain limitations upon a participant's rights to acquire Common Stock, including the following limitations:

          (i) Purchase rights may not be granted to any individual who owns stock (including stock purchasable under any outstanding purchase rights) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company of any of its affiliates.

          (ii) Purchase rights granted to a participant may not permit such individual to purchase more than $25,000 of Common Stock (valued at the time each purchase right is granted) for each calendar year that purchase right is outstanding at any time.

          (iii) No participant may purchase more than 750 shares on any one semi-annual purchase date. The Plan Administrator may increase or decrease this limitation as of the start of any new offering period.

         TERMINATION OF REPURCHASE RIGHTS. The purchase right will immediately terminate upon (i) the Company's termination of the Purchase Plan, (ii) the participant's election to withdraw from the Purchase Plan or (iii) the participant's cessation of employment or loss of eligible employee status. Any payroll deductions which the participant may have made with respect to the terminated purchase right will be refunded and will not be applied to the purchase of Common Stock.

         STOCKHOLDER RIGHTS. No participant has any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant's behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

         ASSIGNABILITY. No purchase rights are assignable or transferable by the participant, and the purchase rights are exercisable only by the participant.

         CHANGE IN CONTROL. In the event the Company is acquired by merger or asset sale during a purchase period, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such acquisition. The purchase price will be the LOWER of (i) 85% of the fair market value per share of Common Stock on the participant's entry date into the offering period in which such acquisition occurs or (ii) 85% of the fair market value per share of Common Stock immediately prior to such acquisition.

         AMENDMENT AND TERMINATION. If this Proposal is adopted, then the Purchase Plan will terminate upon the earlier of (i) August 14, 2010 or (ii) the date on which all shares available for issuance there under are sold pursuant to exercised purchase rights. Currently, the Purchase Plan is scheduled to terminate on December 31, 2003.

         The Board may at any time alter, suspend or discontinue the Purchase Plan. However, the Board may not, without stockholder approval, (i) increase the number of shares issuable under the Purchase Plan, except in connection with certain changes in the Company's capital structure, (ii) alter the purchase price formula so as to reduce the purchase price or (ii) modify the requirements for eligibility to participate in the Purchase Plan.

         FEDERAL TAX CONSEQUENCES. The Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income is recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. Taxable income is not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchase shares.

         If the participant sells or otherwise disposes of the purchased shares within two (2) years after his or her entry date into the offering period in which such shares were acquired or within one (1) year after the semi-annual purchase date on which those shares were actually acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess.

         If the participant sells or disposes of the purchased shares more than two (2) years after his or her entry date into the offering period in which the shares were acquired and more than one (1) year after the semi-annual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the LOWER of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) fifteen percent (15%) of the fair market value of the shares on the participant's entry date into that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. The Company will not be entitled to an income tax deduction with respect to such sale or disposition.

         If the participant still owns the purchased shares at the time of death, his or her estate will recognize ordinary income in the year of death equal to the LOWER of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) fifteen percent (15%) of the fair market value of the shares on his or her entry date into the offering period in which those shares were acquired.

ACCOUNTING TREATMENT

         Under current accounting principles applicable to employee stock purchase plans qualified under Section 423 of the Internal Revenue Code, the issuance of Common Stock under the Purchase Plan will not result in a compensation expense chargeable against the Company's reported earnings. However, the Company must disclose, in pro forma statements to the Company's consolidated financial statements, the impact the purchase rights granted under the Purchase Plan would have upon the Company's reported earnings were the fair value of those purchase rights treated as compensation expense.

STOCK ISSUANCES

         The table below shows, as to each of the Company's executive officers named in the Summary Compensation Table of the Executive Compensation and Related Information section of this Proxy Statement and the various indicated individuals and groups, the number of shares of Common Stock purchased under the Purchase Plan between January 1, 1998 and December 31, 1999, together with the weighted average purchase price paid per share.


                                                                                     NUMBER OF          WEIGHTED AVERAGE
                                             NAME AND POSITION                     PURCHASED SHARES      PURCHASE PRICE
--------------------------------------------------------------------------------  -------------------  -------------------
William G. Howard, Jr. (1)......................................................                --               --
   Chairman of the Board
Graham J. Siddall (2)...........................................................                --               --
   President and Chief Executive Officer
Dennis Wolf (3) (4).............................................................             1,310           $15.26
   Executive Vice President, Chief Financial Officer and Secretary
David A. Ranhoff (4) (5)........................................................             1,597           $15.81
   Executive Vice President Chief Operating Officer
Wilmer R. Bottoms (6)...........................................................               705           $16.63
All current executive officers as a group (three
persons)...................................................                                  2,907           $15.56
All employees eligible under the Purchase Plan, including current officers
   who are not executive officers, as a group (736 persons).....................           222,472           $18.20

-----------------

(1) Dr. Howard was appointed to the position of Chairman of the Board on December 8, 1998 and served as interim Chief Executive Officer from December 1998 until July 1999 and as an employee until October 9, 1999.

(2) Dr. Siddall was appointed to the positions of President and Chief Executive Officer on July 29, 1999.

(3)      Mr. Wolf was promoted to Executive Vice President on December 8, 1998.

(4) Mr. Ranhoff and Mr. Wolf were named to the Office of the President on December 8, 1998. The Office of the President was dissolved upon the appointment of Dr. Siddall to the position of President and Chief Executive Officer.

(5) Mr. Ranhoff was appointed to the position of Chief Operating Officer effective November 1, 1999.

(6) Dr. Bottoms resigned as Chairman, member of the Board and as Chief Executive Officer on December 8, 1998.

NEW PLAN BENEFITS

         As of December 31, 1999, no purchase rights had been granted, and no shares of Common Stock had been issued, on the basis of the amendments which are the subject of this Proposal.

STOCKHOLDER APPROVAL

         The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is required for approval of this Proposal. Should such stockholder approval not be obtained, then the automatic share increase feature will not be implemented, the maximum duration of each offering period will continue to be limited to 6 months, and the termination date of the Purchase Plan will not be extended beyond December 31, 2003.

         The Board of Directors recommends that the stockholders vote FOR the amendments to the Purchase Plan.

               PROPOSAL FIVE--RATIFICATION OF INDEPENDENT AUDITORS

         The Board of Directors has appointed the firm of Ernst & Young LLP, independent auditors for the Company during fiscal year 1999, to serve in the same capacity for the fiscal year ending October 31, 2000, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Ernst & Young LLP.

         In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

         A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as the Company's independent auditors for the fiscal year ending October 31, 2000.

                                  OTHER MATTERS

         The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                             OWNERSHIP OF SECURITIES

         The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's common stock as of December 31, 1999, unless otherwise noted, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company's common stock, (ii) each director, (iii) the Company's former Chief Executive Officer, (iv) the Company's current Chief Executive Officer and the two other most highly paid current executive officers named in the Summary Compensation Table below and (v) all current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Information for J. & W. Seligman & Co., Inc., Capital Guardian Trust Company and Wellington Management Company, LLP is based upon the most recent 13G filed by such entity with the Securities and Exchange Commission.


                                                                                                           PERCENTAGE OF
                                                                                                               SHARES
                                                                                   SHARES BENEFICIALLY      BENEFICIALLY
                       NAME AND ADDRESS OF BENEFICIAL OWNER                                OWNED              OWNED (1)
--------------------------------------------------------------------------------  ---------------------  ------------------
 J. & W. Seligman & Co., Inc....................................................        2,418,142              11.0%
    100 Park Avenue
    New York, NY 10006

 Capital Guardian Trust Company.................................................
    333 S. Hope Street, Floor 52                                                        1,851,100               8.4%
    Los Angeles, CA  90071

 Wellington Management Company, LLP.............................................        1,138,700               5.2%
    75 State Street
    Boston MA 02109

 Graham J. Siddall (2)..........................................................           70,913                 *
 William G. Howard, Jr. (3).....................................................           15,250                 *
 Jon D. Tompkins (4)............................................................            2,250                 *
 Henk J. Evenhuis (5)...........................................................              250                 *
 Jos C. Henkens (6).............................................................           25,251                 *
 Bernard V. Vonderschmitt (7)...................................................           23,251                 *
 Dennis P. Wolf (8).............................................................            3,810                 *
 David A. Ranhoff (9)...........................................................           15,426                 *
 Wilmer R. Bottoms (10).........................................................          163,160                 *

All current directors and executive officers
    as a group (8 persons) (11).................................................          156,401                 *

---------------

*        Less than one percent of the outstanding Common Stock.

(1) Percentage of ownership is based on 22,516,842 shares of Common Stock outstanding on December 31, 1999.

(2) Represents 70,913 shares under stock options currently exercisable or exercisable within sixty (60) days.

(3) Represents 15,250 shares under stock options currently exercisable or exercisable within sixty (60) days.

(4) Represents 1,000 shares held by the Tompkins Family Trust DTD 3/16/90 and 1,250 shares under stock options currently exercisable or exercisable within sixty (60) days.

(5) Represents 250 shares under stock options currently exercisable or exercisable within sixty (60) days.

(6) Includes 250 shares under stock options currently exercisable or exercisable within sixty (60) days.

(7) Includes 5,125 shares under stock options currently exercisable or exercisable within sixty (60) days.

(8) Includes 2,500 shares under stock options currently exercisable or exercisable within sixty (60) days.

(9) Includes 8,758 shares under stock options currently exercisable or exercisable within sixty (60) days.

(10)     No longer an employee of the Company.

(11) Includes 104,046 shares under stock options currently exercisable or exercisable within sixty (60) days.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

         The following table provides certain summary information concerning the compensation earned, by the Company's current Chief Executive Officer, the Company's interim Chief Executive Officer and the Company's former Chief Executive Officer during the 1999 fiscal year and each of the Company's other most highly compensated executive officers whose salary and bonus for the 1999 fiscal year was in excess of $100,000, for services rendered in all capacities to the Company and its subsidiaries for the last three fiscal years. No other executive officers who would have otherwise been includable in such table on the basis of salary and bonus earned for the 1999 fiscal year have resigned or terminated employment during that fiscal year.

SUMMARY COMPENSATION TABLE


                                                                                                 LONG-TERM
                                                        ANNUAL COMPENSATION                 COMPENSATION AWARDS
                                            ---------------------------------------------   -------------------
                                                                                                SECURITIES
                                                                         OTHER ANNUAL       UNDERLYING OPTIONS       ALL OTHER
    NAME AND PRINCIPAL POSITION       YEAR    SALARY ($)     BONUS ($)   COMPENSATION ($)             (#)         COMPENSATION ($)
----------------------------------  ------  ------------    ----------  -----------------   -------------------  -----------------
Graham J. Siddall.................   1999         41,538      187,500                --               500,000               987  (2)
  President and Chief                1998             --           --                --                    --                --
  Executive Officer (1)              1997             --           --                --                    --                --
William G. Howard, Jr.............   1999         96,000           --             9,000 (4)            15,100                --
  Chairman of the Board (3)          1998             --           --                --                    --                --
  and Interim Chief Executive        1997             --           --                --                    --                --
  Officer
Dennis P. Wolf....................   1999        200,000      140,540                --               210,100 (6)        13,148  (2)
  Executie Vice President,           1998        111,539       50,000                --                80,000 (7)         5,297
  Chief Financial Officer and        1997             --           --                --                   --                 --
  Secretary (5)
David A. Ranhoff..................   1999        200,000      187,387                --               190,100 (6)        12,212  (2)
  Executive Vice President           1998        200,000       60,000                --                50,000             9,498
  and Chief Operating                1997        184,000      140,000                --                    --             2,223
  Officer (5)
Wilmer R. Bottoms (8).............   1999        369,774           --                --                    --             1,461
                                     1998        368,375           --                --                    --             5,945
                                     1997        304,375 (9)  175,000                --               250,000             8,695(2)

---------------

(1) Dr. Siddall joined the Company as a Director, Chief Executive Officer and President on July 29, 1999.

(2) Represents auto, financial planning, health club and insurance allowances or expenses. Includes the payment of life insurance premiums on behalf of Messrs. Wolf and Ranhoff in the amount of $3,650 and $2,714, respectively.

(3) Dr. Howard received a salary from the Company while serving as Chairman of the Board and interim Chief Executive Officer from December 8, 1998 to October 9, 1999.

(4) Represents Board of Director fees earned while not an employee of the Company.

(5) Mr. Ranhoff and Mr. Wolf were named to the Office of President on December 8, 1998. On July 29, 1999, the Office of the President was dissolved upon the appointment of Dr. Siddall to the position of President and Chief Executive Officer.

(6) Number of option shares includes the shares subject to options granted during the indicated period and subsequently cancelled on December 14, 1998 in connection with the grant of new options for the same number of shares but with a lower exercise price per share. The shares subject to such cancelled options were as follows: 80,000 shares for Mr. Wolf, 50,000 shares for Mr. Ranhoff, 130,000 shares for all current executive officers as a group and 571,000 shares for all eligible employees.

(7)      Does not include grant on November 1, 1999 to purchase 30,000 shares.

(8) Dr. Bottoms resigned as Director, Chairman of the Board and President and Chief Executive Officer and President effective December 8, 1998.

(9) Represents the salary paid to Dr. Bottoms during the fiscal year as well as $12,500 paid on January 16, 1998 as a retroactive pay increase for the period June 18, 1997 through October 31, 1997. Effective June 18, 1997, Dr. Bottoms' base salary was increased to $357,500 per annum. Does not reflect $33,125 in income withheld from Dr. Bottoms at his request. Such salary was not paid.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information concerning the stock options granted during the 1999 fiscal year to the executive officers named in the Summary Compensation Table for the fiscal year. No stock appreciation rights were granted to those individuals during such fiscal year.


                                                                                    POTENTIAL REALIZABLE VALUE
                                                                                     OF ASSUMED ANNUAL RATES
                                                                                    OF STOCK PRICE APPRECIATION
                                          INDIVIDUAL GRANTS                               FOR OPTION TERM
                             -------------------------------------------   -----------------------------------------------
                             NUMBER OF       % OF TOTAL
                             SECURITIES        OPTIONS
                             UNDERLYING       GRANTED TO     EXERCISE OR
                              OPTIONS        EMPLOYEES IN     BASE PRICE
                             GRANTED (#)      FISCAL YEAR     ($/SHARE)    EXPIRATION
            NAME                (1)              (2)            (3)           DATE           5% (4)            10% (4)
---------------------------  -------------  --------------  -------------  -----------  ---------------  -----------------
William G. Howard, Jr......       15,000 (5)           *        19.81        12/8/08     $   186,899.62     $   473,640.34
                                     100                        41.31        7/16/09           2,597.96           6,583.75

Graham J. Siddall..........      500,000 (6)          16%       37.50        7/29/09      11,791,774.25      29,882,671.13

David A. Ranhoff...........       70,000               6%       14.63        11/5/08         644,050.99       1,632,151.65
                                  50,000 (5)                    17.19       12/14/08         540,534.99       1,369,821.64
                                  40,000                        19.81       12/08/08         498,336.10       1,262,881.53
                                     100                        41.31        7/16/09           2,597.96           6,583.75
                                  30,000                        43.56       10/27/09         821,839.50       2,082,702.65

Dennis P. Wolf.............       40,000               7%       14.63        11/5/08         368,029.14         932,658.09
                                  80,000 (5)                    17.19       12/14/08         864,855.89       2,191,714.63
                                  40,000                        19.81       12/08/08         498,336.10       1,262,881.53
                                     100                        41.31        7/16/09           2,597.96           6,583.75
                                  50,000                        43.56       10/27/09       1,369,732.50       3,471,171.08

Wilmer R. Bottoms..........           --              --           --             --                 --                 --

 --------------------------

*        Less than one percent of the outstanding options.

(1) Options granted will generally become exercisable for one eighth (1/8) of the option shares upon completion of six months of service measured from the grant date and will become exercisable for the balance of the option shares in a series of fourteen (14) successive equal quarterly installments upon completion of each additional full quarter of service thereafter.

(2) Represents the individual's percentage (%) of the total options granted to all employees in the 1999 Fiscal year as determined by adding all the options granted in the 1999 Fiscal Year to the particular individual.

(3) The exercise price may be paid in cash, in shares of the Company's common stock valued at the fair market value on the exercise date or through a cashless exercise procedure involving the same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state income tax liability incurred by the optionee in connection with such exercise.

(4) There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the five percent (5%) or ten percent (10%) assumed annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(5) The option for these shares was cancelled and regranted on December 14, 1998 at a lower weighted average exercise price of $17.19 per share.

(6) Dr. Siddall received one option grant for 500,000 shares that is exercisable for one-forty eighth (1/48) of the option shares upon completion of each month of service measured from the grant date (7/29/1999).

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

         The table below sets forth certain information with respect to the Company's current Chief Executive Officer, the former Chief Executive Officer, the interim Chief Executive Officer and the other executive officers named in the Summary Compensation Table concerning the exercise of options during the 1999 fiscal year and unexercised options held by those individuals as of the end of such fiscal year. No stock appreciation rights were exercised by such individuals during the 1999 fiscal year, nor were any stock appreciation rights outstanding at the end of such fiscal year.


                                                                                                       VALUE OF UNEXERCISED
                                                                 NUMBER OF SECURITIES UNDERLYING      IN-THE-MONEY OPTIONS AT
                              SHARES        AGGREGATE VALUE     UNEXERCISED OPTIONS AT FY-END (#)            FY-END($)(1)
                            ACQUIRED ON        REALIZED        ----------------------------------  ---------------------------------
                NAME       EXERCISE (#)         ($) (2)          EXERCISABLE     UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
------------------------   -------------   -----------------   ---------------   ----------------  --------------  -----------------
William G. Howard.......             --                 --          15,250             20,520           428,609          507,391
Graham J. Siddall.......             --                 --          31,250            468,750           253,906        3,808,594
Dennis P. Wolf..........         22,501            610,756              --            187,599                --        3,991,965
David A. Ranhoff........         89,422          2,371,921           3,125            187,668            88,867        4,621,065
Wilmer R. Bottoms (3)...        293,625          2,107,497              --                 --                --               --

----------------

(1) Based on the market value of the option shares at fiscal year-end ($45.625 per share) less the exercise price.

(2) Based on the market value of the shares on the date of exercise less the exercise price paid for those shares.

(3)      Dr. Bottoms resigned on December 8, 1998.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT ARRANGEMENTS AND CHANGE IN CONTROL AGREEMENTS

         In connection with his resignation as Chief Executive Officer, Chairman and a member of the Board, Dr. Bottoms and the Company entered into an agreement pursuant to which Dr. Bottoms received salary continuation payments at the rate of $29,792 per month for twelve (12) months from and after December 8, 1998 and twelve (12) months of continued health coverage from and after December 8, 1998 for himself and his spouse at the Company's expense.

         The Company entered into an employment agreement on July 29, 1999 with Dr. Siddall in connection with his appointment to the Board and the positions of President and Chief Executive Officer. During the term of the Agreement, Dr. Siddall will be paid a base salary of $33,333.33 per month and reimbursed for all expenses. Dr. Siddall's target bonus for fiscal 2000 is up to $250,000. A prorated portion of his bonus was guaranteed for 9 months and paid quarterly. The balance of his bonus will be paid quarterly based upon the achievement of performance milestones agreed to by the Board. Dr. Siddall also has the opportunity to participate in a special bonus of up to $100,000 based on performance objectives. Dr. Siddall was also granted an option to purchase 500,000 shares of the Company's Common Stock at an exercise price of $37.50, the closing price per share on July 29, 1999. The option will vest over a four (4) year period, with 1/48th vesting at the end of each month of employment with the Company. In addition, Dr. Siddall received a sign-on bonus of $125,000 from the Company on September 9, 1999. The employment agreement also provides severance benefits in the event his employment with the Company is terminated without cause (as defined), or he otherwise resigns for good reason (as defined). Prior to June 30, 2000, if Dr. Siddall were to be involuntarily terminated or otherwise resigns for good reason, the Company will pay Dr. Siddall his then effective base salary until June 30, 2001 and will immediately accelerate all of Dr. Siddall's stock options as if he were a full-time employee as of June 30, 2001. However, if Dr. Siddall is involuntarily terminated or resigns for good reason after June 30, 2000, the Company will pay Dr. Siddall his then effective base salary and target bonus for a period of twelve (12) months after the date of such termination, and the Company will accelerate immediately the vesting of all unvested stock options for an additional twelve (12) months after such date of termination or resignation. In addition, in the event of a termination without cause or for he resigns for good reason, Dr. Siddall, if he so chooses, would be entitled to have the Company pay his COBRA premiums during the period of severence. In the event of a change of control (as defined), and at any time after such change of control is made, the Company or its successor terminates Dr. Siddall without cause, Dr. Siddall resigns for good reason or Dr. Siddall dies, the Company or such successor shall pay Dr. Siddall or his estate an amount equal to 200% of his then effective annual base salary and 200% of his target bonus and the Company or its successor, shall immediately vest all of Dr. Siddall's then unvested stock options. In the event Dr. Siddall is entitled to termination benefits within one year following a change of control, if any of the payments or benefits to which he is entitled will be subject to an excise tax under the Internal Revenue Code, the Company will gross-up the amount of such payments and benefits so that on an after-tax basis he will receive the same amount of payments and benefits as he would have received absent the imposition of such excise tax.

         The Company entered into an employment agreement with Dr. Howard in connection with his position as Interim Chief Executive Officer and Chairman of the Board of Directors from non-employee director status. The agreement was effective as of December 8, 1999 and remained in effect until October 9, 1999. During the term of the agreement, Dr. Howard was paid a base salary of $10,000 per month and reimbursed for all expenses. Dr. Howard was also granted an option to purchase 15,000 shares of the Company's common stock at an exercise price of $19.81 per share, the closing price per share on the December 8, 1998 grant date. Pursuant to the terms of the employment agreement, the option became exercisable for all the option shares upon the Company's retention of Dr. Siddall as the new permanent Chief Executive Officer. Dr. Howard exercised all 15,000 option shares. During Dr. Howard's period of employment under the agreement, he was not eligible to receive any compensation payable to the non-employee members of the Board, whether in the form of annual retainer fees or automatic option grants under the Company's 1993 Stock Option Plan. On December 8, 1998, Dr. Howard resigned as both a member and as Chairman of the Compensation Committee. Since October 9, 1999, Dr. Howard has served as a non-employee member of the Board of Directors.

         The Company entered into an employment agreement with David A. Ranhoff on March 31, 1999, which was subsequently amended. The employment agreement provides Mr. Ranhoff with certain severance benefits in the event his employment with the Company is involuntarily terminated without cause, or he otherwise resigns in connection with a material reduction in his duties with the Company or in his level of compensation. Mr. Ranhoff will be entitled under any of the foregoing circumstances prior to a change in control to (i) twelve (12) months of salary continuation payments; and (ii) continued of both health care coverage and life insurance coverage until the earlier of the termination of the twelve
(12) month salary continuation period or the first date on which he is covered under another employee health or life insurance plan. In the event, however, that Mr. Ranhoff's employment with the Company or its successor is involuntarily terminated within twelve (12) months of either a change in management or a change in control, or he otherwise resigns in connection with a material reduction in his duties with the Company or in his level of compensation following either a change in management or a change in control, he shall be entitled to (i) twelve (12) months of salary continuation payments, health care coverage and life insurance and (ii) accelerated vesting of all of his outstanding stock options, in the case of a change in control or twelve months of additional vesting, in the case of a change in management, all of Mr. Ranhoff's options will vest in full in the event these options are not assumed or otherwise replaced with a comparable cash incentive program in connection with a change in control of the Company.

         The Company also entered into an agreement with Dennis P. Wolf in March 1998 and January 1999 which was subsequently amended, which provides Mr. Wolf with certain severance benefits in the event of (i) the involuntary termination of his employment without cause within twelve (12) months after a change in control of the Company or (ii) his resignation within twelve (12) months after such change in control in connection with a reduction in his duties or a material reduction in his level of compensation or in the event that he is not offered a comparable position after such change in control. Those severance benefits will consist of (a) twelve (12) months of salary continuation payments and (b) full and immediate vesting of all his outstanding stock options. In addition, all of Mr. Wolf's options will vest in full in the event those options are not assumed or otherwise replaced with a comparable cash incentive program in connection with a change in control of the Company or in the event there is a material reduction to his duties following such change in control. If Mr. Wolf is involuntarily terminated without cause, or if he resigns in connection with either a reduction in his duties or a material reduction in his level of compensation within twelve (12) months after the Company's appointment of a new Chief Executive Officer, he will be entitled to (i) twelve (12) months of salary continuation payments and (ii) twelve (12) months of accelerated vesting in his outstanding stock options.

         For purposes of the agreements described above with Messrs. Wolf and Ranhoff and Dr. Siddall: (i) a change in control will be deemed to occur upon an acquisition of the Company by merger, asset sale, the completion of a successful tender or exchange offer for more than 50% of the Company's outstanding common stock or a change in the majority of the Board through one or more contested elections, and (ii) a for cause termination of employment will generally be if such termination occurs by reason of the individual's commission of fraud, embezzlement or dishonesty; the unauthorized use or disclosure of the Company's confidential or proprietary information; other willful misconduct that has a materially adverse effect upon the Company's business; or the material dereliction of his principal duties following a reasonable opportunity to cure the identified performance deficiencies.

         The Compensation Committee of the Board of Directors has the authority as Plan Administrator of the 1993 Plan to provide for the accelerated vesting of the shares of common stock subject to outstanding options held by the Company's executive officers, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following (i) an acquisition of the Company by merger or asset sale or (ii) a change in control of the Company effected through a successful tender offer for more than 50% of the Company's outstanding Common Stock or through a change in the majority of the Board as a result of one or more contested elections for Board membership.

OPTION REPRICING

         As discussed in the Compensation Committee Report on Executive Compensation below, the Company implemented a special option cancellation/regrant program for all of its employees, including executive officers, holding stock options with an exercise price per share in excess of the fair market value of the Company's Common

Stock on the regrant date. The cancellations/regrants were effected on December 14, 1998, and a number of outstanding options with an exercise price in excess of $17.00 per share were surrendered for cancellation and new options for the same aggregate number of shares were granted with a lower exercise price of $17.19 per share.

         The following table sets forth information with respect to each of the Company's Named Executive Officers and each of the Company's other executive officers concerning his participation in the option cancellation/regrant program effected on December 14, 1998. The Company has not implemented any other option cancellation/regrant programs in which the Company's executive officers have participated:


                                          NUMBER OF
                                          SECURITIES      MARKET PRICE                                    LENGTH OF OPTION
                                          UNDERLYING      OF STOCK AT     EXERCISE PRICE                   TERM REMAINING
                                           OPTIONS          TIME OF         AT TIME OF         NEW           AT DATE OF
                            REPRICING     REPRICED OR     REPRICING OR     REPRICING OR     EXERCISE        REPRICING OR
           NAME                DATE        AMENDED         AMENDMENT         AMENDMENT        PRICE          AMENDMENT
-------------------------  -----------  --------------  ---------------  ----------------  ------------  -----------------
Dennis P. Wolf...........   12/14/98        80,000            17.19            26.44           17.19          9 1/2 years
David A. Ranhoff.........   12/14/98        50,000            17.19            29.50           17.19          9 years
Wilmer R. Bottoms........   12/14/98          None              N/A              N/A             N/A          N/A
Jerry Bruce..............   12/14/98         2,500            17.19            20.88           17.19          8 1/2 years
                            12/14/98         8,000            17.19            29.50           17.19          9 years
                            12/14/98        10,000            17.19            29.50           17.19          9 years

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         For most of the 1999 fiscal year, the Compensation Committee was comprised of two members: Mr. Henkens and Mr. Vonderschmitt. Dr. Howard resigned from the Compensation Committee on December 8, 1998 in connection with his appointment as interim Chief Executive Officer. On December 8, 1999, the Board reconstituted the Compensation Committee to consist of the following members:
Mr. Tompkins and Mr. Vonderschmitt.

         Mr. Vonderschmitt, a non-employee Board member, is the founder and Chairman of Xilinx. Dr. Howard is also a member of the Xilinx Board of Directors. For the fiscal years ended October 31, 1999, 1998 and 1997, the Company sold approximately $4,551,000, $2,868,000 and $1,356,000, respectively, of products and services to Xilinx. The accounts receivable with respect to such sales were approximately $1,489,000, $554,000 and $2,000 at October 31, 1999, 1998 and 1997.

         Dr. William G. Howard, a director of the Company, was a director of VLSI Technology, Inc. ("VLSI") from May 31, 1996 until June 1999. The Company's sales to VLSI were approximately $5,625,000, $2,011,000, and $171,000 in fiscal 1999, 1998 and 1997, respectively. The amounts receivable from VLSI were approximately $1,525,000 and $568,000 at October 31, 1999 and 1998,
respectively. Dr. Howard also serves as a director of Ramtron International, Inc. ("Ramtron"). The Company's sales to Ramtron wee approximately $1,000, $151,000, and $6,000 is fiscal 1999, 1998 and 1997, respectively. Amounts receivable from Ramtron were approximately zero and $1,000 at October 31, 1999 and 1998, respectively.

         No other executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more of its executive officers serving as members of the Company's Board of Directors or the Compensation Committee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company's Restated Certificate of Incorporation and Restated Bylaws provide for indemnification of directors and officers of the Company. Each of the current directors and executive officers of the Company has entered into separate indemnification agreements with the Company.

     The Company sells products and services to Isreali Test House, Inc. ("ITH"), Inc., a company in which the Company has an investment. For the years ended October 31, 1999, 1998 and 1997, sales totaled approximately $14,700, $21,000 and $6,000, respectively. The amounts receivable from ITH, Inc. were approximately $11,900, $345,000 and $324,000 at October 31, 1999, 1998 and 1997,
respectively.

                          COMPENSATION COMMITTEE REPORT

         The Compensation Committee of the Board of Directors is responsible for establishing the base salary and incentive cash bonus programs for the Company's executive officers and other key employees and administering certain other compensation programs for such individuals, subject in each instance to review by the full Board. The Compensation Committee also has the exclusive responsibility for the administration of the Company's 1993 Stock Option Plan under which grants may be made to executive officers and other key employees. For most of fiscal year 1999, the Compensation Committee consisted of two members: Mr. Henkens and Mr. Vonderschmitt. Dr. Howard resigned from the Compensation Committee on December 8, 1998 in connection with his appointment as interim Chief Executive Officer. On December 8, 1999, the Board reconstituted the Compensation Committee to consist of the following members: Mr. Tompkins and Mr. Vonderschmitt.

         GENERAL COMPENSATION POLICY. The fundamental policy of the Compensation Committee is to provide the Company's executive officers and other key employees with competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is the Compensation Committee's objective to make a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon the officer's own level of performance. Accordingly, the compensation package for each executive officer and key employee is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry, (ii) annual variable performance awards payable in cash and tied to the Company's achievement of financial performance targets, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an executive officer's level of responsibility increases, it is the intent of the Compensation Committee to have a greater portion of the executive officer's total compensation be dependent upon Company performance and stock price appreciation rather than base salary.

         FACTORS. The principal factors which the Compensation Committee considered in establishing the components of each executive officer's compensation package for the 1999 fiscal year are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

         BASE SALARY. For comparative compensation purposes for the 1999 fiscal year, the Compensation Committee has identified a peer group of companies which provide manufacturing and testing equipment to the semiconductor industry. The base salary for each officer is determined on the basis of the following factors: the salary levels in effect for comparable positions at the peer group companies (determined on the basis of their published 1998 market data), the experience and personal performance of the officer and internal comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate. The compensation level for the Company's executive officers for the 1999 fiscal year ranged from the sixty-sixth (66th) percentile to the ninety-sixth (96th) percentile of the base in effect for executive officers with comparable positions at the peer group companies, based on the published 1998 market data for those companies.

          For purposes of the stock price performance graph which appears later in this Proxy Statement, the Company has selected the Nasdaq Electronic Components Index as the industry index. Twelve of the companies included in that index were also among the companies which the Committee surveyed as part of the peer group for comparative purposes. However, in selecting companies to survey for such compensation purposes, the Compensation Committee considers many factors not directly associated with stock price performance, such as geographic location, growth rate, annual revenue and profitability, and market capitalization. For this reason, the number of companies surveyed for compensation data was substantially less than the number of companies included in the Nasdaq Electronic Components Index.

         ANNUAL INCENTIVE COMPENSATION. Annual bonuses are earned by each executive officer primarily on the basis of the Company's achievement of certain corporate financial performance targets established for each fiscal year. For fiscal year 1999, bonuses were earned on the basis of the following factors: (i) the Company's earnings per share and revenue targets established for each fiscal quarter and (ii) the Company's earnings per share and revenue targets for the fiscal year. The total cash compensation paid to the Company's executive officers for the 1999 fiscal year ranged from the seventy-first (71st) percentile to the one hundred fifth (105th) percentile of the total cash compensation paid to executive officers in comparable positions at the peer group companies, based on the published 1998 market data for those companies. The actual bonus paid for the year to each of the current executive officers named in the Summary Compensation Table is indicated in the bonus column.

         LONG-TERM INCENTIVE COMPENSATION. Long-term incentives are provided through stock option grants. The grants are designed to align the interest of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of the Company's common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). Each option generally becomes exercisable in installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates over the option term.

         The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term, and the individual's personal performance in recent periods. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holding of the Company's executive officers.

         During the 1999 fiscal year, stock options were granted to all of the executive officers named in the Summary Compensation Table. Please refer to the "Summary Compensation Table" and the table "Option Grants in Last Fiscal Year."

CHIEF EXECUTIVE OFFICER PERFORMANCE AND COMPENSATION

         DR. GRAHAM J. SIDDALL. During the 1999 fiscal year, Dr. Siddall served as Chief Executive Officer. In connection with his appointment as Chief Executive Officer in July 1999, the Committee set his annual base salary at $400,000 effective July 29, 1999 and provided him with a variety of potential bonuses. In setting Dr. Siddall's base salary as Chief Executive Officer, the Compensation Committee sought to achieve two objectives: (i) establish a level of base salary competitive with that paid to other chief executive officers of the peer group companies and (ii) make a significant percentage of the total compensation package contingent upon Company performance and stock price appreciation. The base salary established for Dr. Siddall on the basis of the foregoing criteria was intended to provide him with a level of stability and certainty each year. Accordingly, this element of Dr. Siddall's compensation was not affected to a significant degree by Company performance factors and was, for the 1999 fiscal year, at the one hundred eighth (108th percentile) of the base salary levels in effect for other chief executive officers at the same peer group of companies surveyed for comparative compensation purposes for all other officers of the Company and based upon published 1998 market data. For the 1999 fiscal year, Dr. Siddall received a bonus in the amount of $62,500 for the fourth fiscal quarter of 1999 pursuant to his employment agreement. A stock option for 500,000 shares of Common Stock was granted to Dr. Siddall on July 29, 1999 in connection with his appointment as Chief Executive Officer. Such option will become exercisable for the option shares in a series of forty-eight (48) successive equal monthly installments upon his completion of each month of service over the forty-eight (48) month period measured from the grant date of that option. Accordingly, the option (and all other options) will provide a return to the Chief Executive Officer only if the Chief Executive Officer remains employed by the Company during the four-year vesting period, and then only if the market price of the underlying shares appreciates over the option term. In addition, Dr. Siddall received a $125,000 sign-on bonus on September 9, 1999 in connection with his appointment as Chief Executive Officer.

         Dr. Bottoms, a former Chief Executive Officer and Dr. Howard, a former interim Chief Executive Officer, also received compensation from the Company in 1988. Please see "Employment Contracts, Termination of Employment Arrangements and Change of Control Agreements."

SPECIAL OPTION REGRANT PROGRAM

         In December 1998, the Compensation Committee felt that circumstances had made it necessary for the Company to implement an option cancellation/regrant program. Accordingly, on November 5, 1998, all of the Company's employees, including executive officers, were given the opportunity to surrender their outstanding options under the 1993 Stock Option Plan with exercise prices in excess of $17.00 per share in return for a new option grant for the same number of shares which was made on December 14, 1998 with a lower exercise price of $17.1875 per share, the fair market value per share of the Company's common stock on the regrant date. Each employee eligible for a new option grant was given the choice of accepting that option with a new vesting schedule in cancellation of his or her higher-priced option or rejecting the new grant and retaining the higher-priced option with its original vesting schedule.

         The Compensation Committee determined that this program was necessary because equity incentives are a significant component of the total compensation package of each key Company employee and play a substantial role in the Company's ability to retain the services of individuals essential to the Company's long-term financial success. The Compensation Committee felt that the Company's ability to retain key employees would be significantly impaired, unless value were restored to their options in the form of regranted options at the current market price of the Company's common stock. However, in order for the regranted options to serve their primary purpose of assuring the continued service of each optionee, a new vesting schedule was imposed with respect to the option shares. The shares subject to most of the new options will vest as follows: (i) 12.5% of the option shares will vest upon the optionee's completion of six months of service with the Company for measured from the December 14, 1998 grant date, and (ii) the new option will vest and become exercisable for the remaining option shares in a series of fourteen successive equal quarterly installments upon the optionee's completion of each additional three-month period of service thereafter. For each performance vesting option cancelled and regranted in connection with the December 14, 1998 program, the new option will become exercisable for the option shares upon the optionee's completion of six years of service (or seven years of service for certain of those grants) measured from the December 14, 1998 grant date, subject to earlier vesting in the event certain pre-defined performance objectives are attained during the optionee's period of service with the Company. Accordingly, each optionee will only have the opportunity to acquire the option shares at the lower exercise price if he or she remains in the Company's employ.

         As a result of the new vesting schedules imposed on the regranted options, the Compensation Committee believes that the program strikes an appropriate balance between the interests of the option holders and those of the stockholders. The lower exercise prices in effect under the regranted options make those options valuable once again to the executive officers and key employees critical to the Company's financial performance. However, those individuals will enjoy the benefits of the regranted options only if they in fact remain in the Company's employ and contribute to the Company's financial success.



                                                             Jos C. Henkens
                                                       -------------------------


                                                       Bernard V. Vonderschmitt
                                                       -------------------------

         COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The compensation paid to the Company's executive officers for the 1998 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the compensation to be paid to the Company's executive officers for fiscal 1999 will exceed that limit. The Company's 1993 Plan is structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the 1993 Plan will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

                        COMPARISON OF STOCKHOLDER RETURN

         The graph depicted below reflects a comparison of the cumulative total return (change in stock price plus reinvestment dividends) of the Company's Common Stock with the cumulative total returns of the Nasdaq Stock Market Index and Nasdaq Electronic Components Index.

                             [GRAPHIC APPEARS HERE]

                                             Cumulative Total Return
                                   ---------------------------------------------
                                   10/94   10/95   10/96   10/97   10/98   10/99
CREDENCE SYSTEMS CORPORATION       100     220      80     174      88     274
NASDAQ STOCK MARKET (U.S.)         100     135     159     209     234     364
NASDAQ ELECTRONIC COMPONENTS       100     201     245     336     347     658

----------
(1) The graph covers the period from October 28, 1993, the date the Company's initial public offering commenced, through the fiscal year ended October 31, 1999.

(2) The graph assumes that $100 was invested on October 28, 1993 in the Company's common stock and in each index and that all dividends were reinvested. No cash dividends have been declared on the Company's common stock.

(3) Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

(4) The performance graph and all of the material in the Compensation Committee Report is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference to any filing of the Company under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in any such filing.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and any persons holding more than ten percent of the Company's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Directors, executive officers and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons for the 1999 fiscal year that no Form 5 reports were required for such persons for the 1999 fiscal year, the Company believes that, except as set forth below, there was compliance with all Section 16(a) filing requirements applicable to such directors, executive officers and greater than ten percent stockholders for the 1999 fiscal year.

         When Mr. Jon D. Tompkins joined the Board of Directors in September 1999, he did not timely file the Form 3 required in connection therewith.

                                  ANNUAL REPORT

         A copy of the Annual Report of the Company for the fiscal year ended October 31, 1999 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

                                    FORM 10-K

         The Company filed an Annual Report on Form 10-K for the fiscal year ended October 31, 1999 with the SEC. Stockholders may obtain a copy of this report, without charge, by writing to Mr. John Detwiler, the Company's Vice President, Corporate Controller at the Company's headquarters at 215 Fourier Avenue, Fremont, California 94539.

Dated:      February 28, 2000



                                          THE BOARD OF DIRECTORS
                                          OF CREDENCE SYSTEMS CORPORATION

                                                                      4490-PS-00

                                                                      APPENDIX A

                         CREDENCE SYSTEMS CORPORATION

                          EMPLOYEE STOCK PURCHASE PLAN

               (As Amended and Restated Through December 8, 1999)

1.        PURPOSE OF THE PLAN

          The Credence Systems Corporation 1994 Employee Stock Purchase Plan (the "Plan") is intended to provide a suitable means by which eligible employees of the Credence Systems Corporation (the "Company") may accumulate, through voluntary, systematic payroll deductions, amounts regularly credited to their account to be applied to the purchase of shares of the Company's common stock, par value $0.001 (the "Common Stock"), pursuant to the exercise of options granted from time to time hereunder. The Plan provides employees with the opportunities to acquire proprietary interests in the Company, and will also provide them with additional incentives to continue their employment and promote the best interests of the Company. Options granted under the Plan are intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

2.        SHARES OF STOCK SUBJECT TO THE PLAN

          Subject to the provisions of Section 12, the number of shares of Common Stock which may be issued on the exercise of options granted under the Plan will initially be limited to 800,000 shares of the Company's Common Stock. Such share reserve includes (i) the initial share reserve of 300,000 shares;(1)
(ii) an additional 200,000 share increase authorized by the Board on February 12, 1997 and approved by the stockholders at the 1997 Annual Meeting; and (iii) an additional 300,000 share increase authorized by the Board on January 22, 1999 and approved by the stockholders at the 1999 Annual Meeting.

          The number of shares of Common Stock available for issuance under the Plan shall automatically increase on the first trading day of each fiscal year over the remaining term of the Plan, beginning with the fiscal year commencing November 1, 2000, by an amount equal to one-half of one percent (0.50%) of the total number of shares of Common Stock outstanding on the last trading day in the immediately preceding fiscal year, but in no event shall any such annual increase exceed 250,000 shares.

          Any shares subject to an option under the Plan, which option for any reason expires or is terminated unexercised as to such shares, shall again be available for issuance on the exercise of other options granted under the Plan. Shares delivered on the exercise of options may, at the election of the Board of Directors of the Company, be authorized but previously unissued Common Stock or Common Stock reacquired by the Company, or both.

-----------------
(1) Reflects the 3-for-2 split of the Corporation's outstanding Common Stock effected June 5, 1995.

3.        ADMINISTRATION

          The Plan shall be administered by the Compensation Committee (the "Committee") of the Company's Board of Directors, which shall be composed of not less than two non-employee members of the Board of Directors of the Company, all of whom shall be ineligible to participate in this Plan and shall otherwise qualify as disinterested persons under Rule 16b-3(b)(3)(i) promulgated by the Securities and Exchange Commission. Subject to the provisions of the Plan, the Committee shall have full discretion and authority (i) to determine the terms and conditions under which the shares shall be offered and corresponding options shall be granted under the Plan for each Offering Period (as defined in Section
4) consistent with the provisions of the Plan, and (ii) to resolve all questions relating to the administration of the Plan.

          The interpretation and application by the Committee of any provision of the Plan shall be final and conclusive on all employees and others persons having, or claiming to have, an interest under the Plan. The Committee may, in its discretion, establish such rules and guidelines relating to the Plan as it may deem desirable.

          The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such counsel or consultant or agent. The Committee shall keep minutes of its actions under the Plan.

          No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any options granted hereunder.

4.        OFFERING PERIODS

          Shares of Common Stock shall be offered for purchase under the Plan through a series of successive Offering Periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

          Each OFFERING PERIOD shall be of such duration (not to exceed twelve
(12) months) as determined by the Committee prior to the start date of such Offering Period. However, the initial Offering Period under this December 1999 Restatement shall commence on August 15, 2000 and terminate on August 14, 2001. The next Offering Period shall commence on August 15, 2001, and subsequent Offering Periods shall commence as designated by the Committee. Prior to August 15, 2000, there shall be an interim Offering Period from January 1, 2000 to August 14, 2000, with a Purchase Date occurring on the August 14, 2000 ending date of that period.




                                       2.

          Each Offering Period shall consist of a series of one or more successive Purchase Intervals. PURCHASE INTERVALS shall run from February 15 to August 14 each year and from August 15 each year to February 14 of the following year. Shares of Common Stock shall be purchased on the following semi-annual PURCHASE DATES each year: February 14 and August 14.

          Should the Fair Market Value per share of Common Stock on any Purchase Date within an Offering Period be less than the Fair Market Value per share of Common Stock on the start date of that Offering Period, then that Offering Period shall automatically terminate immediately after the purchase of shares of Common Stock on such Purchase Date, and a new Offering Period shall commence on the next business day following such Purchase Date. The new Offering Period shall have a duration of twenty (24) months, unless a shorter duration is established by the Committee within five (5) business days following the start date of that Offering Period.

5.        ELIGIBILITY TO PARTICIPATE

          The persons eligible to participate in this Plan shall be all employees (including officers) of the Company, or any participating affiliate, who have been actively employed by the Company, or such affiliate, for at least thirty (30) consecutive days as of their entry date into any Offering Period, but excluding employees whose customary employment is for not more than five (5) months in any calendar year or is for twenty (20) hours or less per week. An employee who is eligible to participate in this Plan pursuant to the foregoing requirements is hereinafter referred to as an EMPLOYEE. A participating affiliate, for purposes of the Plan, shall include any now existing or hereafter established parent or subsidiary corporation of the Company, as determined in accordance with Code Sections 424(e) and 424(f), which elects, with the consent of the Company's Board of Directors, to extend the benefits of the Plan to its eligible employees.

          Nothing contained in the Plan shall confer upon any Employee any right to continue in the employ of the Company or any of its affiliates, or interfere in any way with the right of the Company or any of its affiliates to terminate his or her employment at any time.

6.        PARTICIPATION IN THE PLAN

          An Employee may join a particular Offering Period either as of the start date of that Offering Period or on any Semi-Annual Entry Date within that Offering Period on which he or she remains an Employee. SEMI-ANNUAL ENTRY DATES shall occur on the 15th day of February and August each calendar year within the Offering Period. The date on which the Employee joins the Offering Period shall be designated his or her ENTRY DATE. A copy of the Plan will be furnished to each Employee prior to his or her Entry Date for the first Offering Period during which he or she participates in the Plan.

          To participate in the Plan, an Employee must deliver (or cause to be delivered) to the Company, within seven (7) days prior to his or her Entry Date into the first Offering Period during which participation in the Plan is desired, a contingent subscription for Common Stock and authorization for payroll deductions to effect the purchase of Common Stock (hereinafter called a "Participation Election"). In the Participation Election an Employee must:


                                       3.

               (i) authorize payroll deductions within the limits prescribed in Sections 9 and 10 and specify the percentage to be deducted regularly from his or her Compensation (as defined in Section 9);

               (ii) elect and authorize the purchase on each Purchase Date within the Offering Period of a specific number of shares of Common Stock, provided that such specific number of shares shall not exceed a total of 750 shares on any one Purchase Date;

               (iii) furnish the exact name or names and address or addresses in which the stock certificates for Common Stock purchased by him or her under the Plan are to be issued; and

               (iv) agree to notify the Company if he or she should dispose of the shares of Common Stock purchased through the Plan within two (2) years after his or her Entry Date into the Offering Period in which those shares were purchased or within one (1) after the Purchase Date of those shares.

         The Committee may increase or decrease the per-Employee share limitation of clause (ii) above as of the start date of any future Offering Period.

         Stock certificates for shares of Common Stock purchased under the Plan may be issued in the Employee's name or, if so designated by the Employee, in his or her name and the name of another person who is a member of his or her family, with right of survivorship; for this purpose the "family" of an Employee shall include only his or her spouse, ancestors and lineal descendants and brothers and sisters.

          An Employee need not, and may not, make a down payment in order to participate in the Plan.

          Participation in the Plan is entirely voluntary, and a participating Employee may withdraw from participation, as provided in Section 16, during any Purchase Interval at any time prior to the scheduled Purchase Date for that Purchase Interval.

7.        GRANT OF OPTIONS

          During each Offering Period, participating Employees shall accumulate credits to a bookkeeping account maintained by the Company (hereinafter referred to as a "Stock Purchase Account") through payroll deductions to be made at the close of each pay period for the purchase of shares of Common Stock on each semi-annual Purchase Date within that Offering Period. Accordingly, each participating Employee shall be granted a separate purchase option for each Offering Period in which he or she participates. The purchase option shall be granted on the Employee's Entry Date into the Offering Period and shall provide the Employee with the right to purchase shares of Common Stock, in a series of successive installments over the remainder of that Offering Period, subject to the provisions of sections 2, 6, 12 and 13. The purchases shall be



                                       4.

effected by applying the amounts credited to such Employee's Stock Account to the acquisition of shares of Common Stock on each Purchase Date within the Offering Period on which such Employee remains a participant (such number of shares to be subject to reduction in the event of a pro rata apportionment provided for in Section 18).

8.        PURCHASE PRICE

          The purchase price per share at which Common Stock will be purchased on the Employee's behalf on each semi-annual Purchase Date within the Offering Period shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the Employee's Entry Date into that Offering Period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

          For purposes of the Plan, the Fair Market Value of a share of Common Stock on any relevant date shall be the mean between the high and low selling prices of such Common Stock reported for such date or, if such date is not a business day, then the immediately preceding business day, on the Nasdaq National Market and published in THE WALL STREET JOURNAL.

9.        PAYROLL DEDUCTIONS - AUTHORIZATION AND AMOUNT

          Employees shall authorize in their Participation Elections from 1% to 10% (in whole percentage increments) of their Compensation to which such election relates (subject to the limitations of Section 10). For purposes of the Plan, the "Compensation" of an Employee for any Purchase Interval shall mean the gross amount of his or her base pay on the basis of his or her regular, straight-time hourly, weekly or monthly rate for the number of hours normally worked, exclusive of overtime, sales commissions, bonuses, shift premiums and other forms of compensation.

          A participating Employee may, at any time during a Purchase Interval, reduce the amount of Compensation to be deducted from his or her Compensation pursuant to his or her Participant Election.

          By delivering to the Company within seven (7) days prior to the commencement of the next Purchase Interval a revised Participation Election, a participating Employee may either increase or decrease the amount to be deducted from his or her Compensation during the remaining Purchase Intervals in the Offering Period, subject to the limitations of this Section 9 and Section 10.

          A participating Employee's authorization for payroll deductions will remain in effect for the duration of the Plan, subject to the provisions of Sections 12 and 15, unless his or her election to purchase Common Stock shall have been terminated pursuant to the provisions of Section 14, the amount of the deduction is changed, as provided in this Section 9, or the Employee withdraws or is considered to have withdrawn from the Plan under Section 16 or 17.




                                       5.

          Prior to the split of the Common Stock effected June 5, 1995, the maximum number of shares of Common Stock purchasable per participating Employee on any one Purchase Date under the Purchase Plan was limited to 500 shares. To reflect such stock split, the limit has been increased to 750 shares per participating Employee for each Purchase Date after May 26, 1995.

          All amounts credited to the Stock Purchase Accounts of participating Employees shall be held in the general funds of the Company but shall be used from time to time in accordance with the provisions of the Plan.

10.       LIMITATIONS ON THE GRANTING OF OPTIONS

          Anything in the Plan to the contrary notwithstanding, no participating Employee may be granted an option which permits his or her rights to purchase Common Stock under all employee stock purchase plans of the Company and its parent and subsidiary companies (if any) to accrue at a rate which exceeds $25,000 of the Fair Market Value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. For purposes of this Section 10:

               (i) The right to acquire Common Stock under each outstanding purchase option shall accrue in a series of installments on each successive Purchase Date during the Offering Period on which such option remains outstanding.

               (ii) No right to acquire Common Stock under any outstanding purchase option shall accrue to the extent the Employee has already accrued in the same calendar year the right to acquire Common Stock under one or more other purchase options at a rate equal to Twenty-Five Thousand Dollars ($25,000.00) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such options were at any time outstanding.

               (iii) If by reason of such accrual limitations, any purchase option of an Employee does not accrue for a particular Purchase Interval, then the payroll deductions that the Employee made during that Purchase Interval with respect to such purchase option shall be promptly refunded.

          No participating Employee may be granted an option hereunder if such Employee, immediately after the option is granted, owns (within the meaning of Section 423 (b) (3) of the Code) stock possessing five (5) percent or more of the total combined voting power or value of all classes of stock of the Company or of its parent or subsidiary corporation. For purposes of the Plan, the terms "parent corporation" and "subsidiary corporation" shall have the respective meanings set forth in section 424 of the Code.


                                       6.

11.       STOCK PURCHASE AMOUNTS

          The amount deducted from the Compensation of each participating Employee shall be credited to his or her individual Stock Purchase Account. Employees participating in the Plan may not make direct cash payments to their Stock Purchase Accounts.

          Following each Purchase Date, the Company will furnish to each participating Employee a statement of that Employee's individual Stock Purchase Account. This statement shall show (i) the total amount of payroll deductions for the Purchase Interval ending with such Purchase Date, (ii) the number of full shares (and the purchase price per share) of Common Stock purchased, pursuant to the provisions of Section 12, by the participating Employee on that Purchase Date, and (iii) any remaining balance of payroll deductions which are to be refunded to the Employee following the close of the Purchase Interval (or carried forward to the next Purchase Interval in the case of amounts representing fractional shares).

12.       ISSUANCE AND PURCHASE OF COMMON STOCK

          Shares of Common Stock may be purchased by a participating Employee only on a semi-annual Purchase Date within the Offering Period; and the options which the Company grants to participating Employees for the purchase of Common Stock for a particular Offering Period may be exercised only on the Purchase Dates within that Offering Period on which such Employee remains a participant. No fractional shares of Common Stock may be purchased hereunder. The purchase price per share for each participating Employee shall be determined as set forth in Section 8.

          A participating Employee shall, pursuant to the exercise of the options granted to him or her under the Plan, purchase as many full shares as shall be stated in the Participation Election that the Employee has completed, subject to the limitations set forth in Sections 6, 9, 10, 13 and 18; provided that in no even may shares be purchased other than by application of the balance in the Stock Purchase Account on the Purchase Date and that in no event may a participating Employee purchase a greater number of shares than would be purchasable at the purchase price determined for such Employee in accordance with Section 8 through the application of the balance in his or her Stock Purchase Account on such Purchase Date. Any balance remaining in such a participating Employee's Stock Purchase Account following a Purchase Date shall be refunded to the Employee as soon as practicable thereafter; provided, however, that any such balance representing a fractional share shall be carried over to the next succeeding Purchase Interval

          Certificates for Common Stock so purchased shall be delivered to the participating Employee as soon as practicable.


                                       7.

          All rights as an owner of shares of the Common Stock purchased under the Plan shall accrue to the participating Employee who purchased the shares effective as of the Purchase Date on which the amounts credited to his or her Stock Purchase Account were applied to the purchase of those shares; and such Employee shall not have any rights as a shareholder prior to such Purchase Date by reason of his or her having elected to purchase such shares.

13.       CORPORATE TRANSACTIONS AND OTHER CHANGES IN CAPITALIZATION.

          If the Company is a party to any merger or consolidation, or undergoes any separation, reorganization (other than a reincorporation in another state) or liquidation (collectively, a "CORPORATE TRANSACTION"), then the options outstanding under the Plan shall be exercised immediately prior to the effective date of such Corporate Transaction, and such date shall accordingly qualify as a Purchase Date for the Offering Period in which such Corporate Transaction occurs. The purchase price payable per share of Common Stock on such Purchase Date shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the Employee's Entry Date into the Offering Period in which such Corporate Transaction occurs or (ii) the Fair Market Value per share of Common Stock immediately prior to the effective date of such Corporate Transaction. However, the applicable limitation on the number of shares of Common Stock purchasable per participating Employee shall continue to apply to such purchase.

          In the event of a reclassification, stock split, combination of shares, separation (including a spin-off), dividend on shares of the Common Stock payable in stock, or other similar change in capitalization or in the corporate structure of the shares of the Common Stock of the Company, the Committee shall conclusively determine the appropriate adjustment in (i) the purchase price and other terms of purchase for shares subject to outstanding Participation Elections for the Offering Period in effect at such time, (ii) the number and kind of shares or other securities which may by purchased on each Purchase Date within that Offering Period, (iii) the maximum number and kind of shares or other securities which may be purchased under the Plan, (iv) the maximum number and kind of shares or other securities which may be purchased per Employee on any Purchase Date within that Offering Period and (v) the maximum number and kind of shares or other securities by which the share reserve under the Plan is to increase at the start of each fiscal year pursuant to the automatic share increase provisions of Section 2. Any such adjustment in the shares or other securities subject to the outstanding options granted to such Employee (including any adjustments in the option price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent permitted by Sections 423 and 424 of the Code.

14.       NO ASSIGNMENT OF PLAN RIGHTS OR OF PURCHASED STOCK

          A participating Employee's privilege to purchase Common Stock under the Plan can be exercised only by him or her; and he or she cannot purchase Common Stock for someone else, although he or she may designate (in accordance with the provisions of Section 6) that stock certificates of Common Stock purchased by the Employee be issued in the joint names of the Employee and a family member.




                                       8.

          An Employee participating in the Plan may not sell, transfer, pledge, or assign to any other person any interest, privilege or right under the Plan or in any amounts credited to his or her Stock Purchase Account; and if this provision shall be violated, his or her election to purchase Common Stock shall terminate, and the only right remaining thereunder will be to have paid to the person entitled thereto the amount then credited to the Employee's Stock Purchase Account.

15.       SUSPENSION OF DEDUCTIONS

          A participating Employee's payroll deductions under the Plan shall be suspended if on account of a leave of absence, layoff or other reason a participating Employee does not have sufficient Compensation in any payroll period to permit payroll deductions authorized under the Plan to be made in full. The suspension will last until the participating Employee again has sufficient Compensation to permit such payroll deductions to be made in full; but if the suspension shall not have been removed by the end of the Purchase Interval in which it began, shares will be purchased on the Purchase Date for that Purchase Interval, to the extent that the Employee contributed funds prior to the suspension of deductions. In the event of voluntary withdrawal or termination of employment, funds will be returned to the Employee as provided in
Section 16.

16.       WITHDRAWAL FROM, AND REPARTICIPATION IN THE PLAN

          During any Purchase Interval, a participating Employee may withdraw from the Plan at any time prior to the Purchase Date for that Purchase Interval; and, subject to, and in accordance with the provisions of Sections 6 and 9, he or she may again participate in the Plan at the beginning of any new Purchase Interval subsequent to the Purchase Interval in which he or she withdrew, and that date shall be the Employee's new Entry Date for the remaining Purchase Intervals within the Offering Period and for purposes of determining the purchase price to be in effect for the Employee under Section 8 on each subsequent Purchase Date within that Offering Period. Withdrawal of a participating Employee shall be effected by written notification prior to such Purchase Date to the Company on a form which the Company shall provide for this purpose ("Notice of Withdrawal"). In the event a participating Employee shall withdraw from the Plan, all amounts then credited to his or her Stock Purchase Account shall be returned as soon as practicable after his or her Notice of Withdrawal shall have been received.

          If an Employee's payroll deductions shall be interrupted by any legal process, a Notice of Withdrawal will be considered as having been received on the day the interruption shall occur.

17.       TERMINATION OF PARTICIPATION

          A participating Employee's right to continue participation in the Plan will terminate upon the EARLIEST to occur of (i) the Company's termination of the Plan, (ii) the Employee's transfer to ineligible employment status, or (iii) retirement, disability, death or other termination of employment with the Company. Upon the termination of an Employee's right to continue participation in the Plan on account of the occurrence of any of the foregoing events, all


                                       9.

amounts then credited to the individual's Stock Purchase Account not already used for the purchase of Common Stock will be repaid as soon as practicable. Such repayments shall be made to the participating Employee unless the termination of participation occurred by reason of such Employee's death, in which event such repayment shall be made to such Employee's beneficiary. For this purpose, an Employee's beneficiary shall be the person, persons or entity designated by the Employee on a form prescribed by and delivered to the Company or, in the absence of an effective beneficiary designation, the Employee's estate; provided, however, that the determination of the Employee's beneficiary hereunder shall be subject to any applicable community property or other laws.

18.       APPORTIONMENT OF STOCK

          If at any time shares of Common Stock authorized for purposes of the Plan shall not be available in sufficient number to meet the purchase requirements under all outstanding Participation Elections, the Committee shall apportion the remaining available shares among the participating Employees on a pro rata basis. In no case shall any apportionment of shares be made with respect to a participating Employee's election to purchase unless such election is then in effect (subject only to any suspension provided for in the Plan). The Committee shall give notice of such apportionment and of the method of apportionment used to each participating Employee to whom shares shall have been apportioned.

19.       GOVERNMENT REGULATIONS

          The Plan, and the obligation of the Company to issue, sell and deliver Common Stock under the Plan are subject to all applicable laws and to all applicable rules, regulations and approvals of government agencies.

20.       AMENDMENT OR TERMINATION

          The Board of Directors of the Company may at any time amend, suspend or terminate the Plan; provided, however, that no amendment (other than an amendment authorized by Section 13) may be made increasing the maximum number of shares of Common Stock which may be issued pursuant to the Plan, reducing the minimum purchase price at which shares may be purchased hereunder or changing the class of employees eligible to participate hereunder; without the approval of the holders of a majority of the outstanding voting shares of the Company.

21.       EFFECTIVE DATE

          The Plan became effective upon adoption by the Board on January 20, 1994 and was approved by the Company's stockholders at the 1994 Annual Meeting. The Plan was subsequently amended by the Board on February 12, 1997 to (i) increase the maximum number of shares of Common Stock authorized for issuance over the term of the Plan from 300,000 to 500,000 shares and (ii) extend the termination date of the Plan from December 31, 1998 to December 31, 2003. The February 1997 Amendment was approved by the stockholders at the 1997 Annual Meeting. The Plan was again amended by the Board on January 22, 1999 to



                                      10.

increase the maximum number of shares of Common Stock authorized for issuance over the term of the Plan from 500,000 shares, to 800,000, and such increase was approved by the stockholders at the 1999 Annual Meeting. No purchase rights were granted, and no shares of Common Stock were issued, on the basis of such 300,000 share increase until such stockholder approval had been obtained. The Plan was again amended by the Board on December 8, 1999 (the "December 1999 Amendment") to (i) implement an automatic share increase feature whereby the number of shares reserved for issuance under the Plan will automatically increase on the first trading day of each fiscal year, beginning November 1, 2000, by an amount equal to one-half of one percent (0.5%) of the total number of shares of the Company's Common Stock outstanding on the last day of the immediately preceding fiscal year, but no such annual increase is to exceed 250,000 shares, (ii) revise the Offering Periods in effect under the Plan so that each such period may have a maximum duration of twelve (12) months, with purchases to occur at six (6)-month intervals during the Offering Period on the 14th day of February and August each year, and (iii) extend the termination date of the Purchase Plan to August 14, 2010. The December 1999 Amendment is subject to stockholder approval at the 2000 Annual Meeting, and no purchase options will be granted, and no shares of Common Stock will be issued, on the basis of such December 1999 Amendment until and until such stockholder approval is obtained.

22.       TERMINATION

          The Plan shall terminate on August 14, 2010. Any unexpired Offering Period that commenced prior to such termination date shall forthwith expire on such termination date, which shall be deemed the final Purchase Date under the Plan.


                                      11.

                                                                      APPENDIX B

                          CREDENCE SYSTEMS CORPORATION
                             1993 STOCK OPTION PLAN
               (AS AMENDED AND RESTATED THROUGH FEBRUARY 9, 2000)

                                   ARTICLE ONE
                                     GENERAL

I.        PURPOSE OF THE PLAN

          A. This 1993 Stock Option Plan ("Plan") is intended to promote the interests of Credence Systems Corporation, a Delaware corporation (the "Corporation"), by providing (i) key employees (including officers) of the Corporation (or its parent or subsidiary corporations) who are responsible for the management, growth and financial success of the Corporation (or its parent or subsidiary corporations), (ii) the non-employee members of the Corporation's Board of Directors and (iii) consultants who provide valuable services to the Corporation (or its parent or subsidiary corporations) with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation (or its parent or subsidiary corporations).

          B. The Discretionary Option Grant Program under this Plan became effective on the first date on which the shares of the Corporation's Common Stock were registered under Section 12(g) of the Securities Exchange Act of 1934. Such date is hereby designated as the Effective Date for that program. The Automatic Option Grant Program under this Plan became effective immediately upon the execution and final pricing of the Underwriting Agreement for the initial public offering of the Corporation's Common Stock. The execution date of such Underwriting Agreement is hereby designated as the Effective Date of the Automatic Option Grant Program.

          C. This Plan shall serve as the successor to (i) the Corporation's 1984 Incentive Stock Option Plan (the "1984 Plan") and (ii) the ASIX Systems Corporation 1989 Stock Option Plan (the "ASIX Plan") which the Corporation assumed in connection with its acquisition of ASIX Systems Corporation by merger effected October 27, 1989. The 1984 Plan and ASIX Plan shall be collectively referred to in this document as the "Predecessor Plans", and no further option grants or stock issuances shall be made under the Predecessor Plans from and after the Effective Date of this Plan. All options outstanding under the Predecessor Plans on the Effective Date of the Discretionary Option Grant Program are hereby incorporated into this Plan and shall accordingly be treated as outstanding options under this Plan. However, each outstanding option so incorporated shall continue to be governed solely by the express terms and conditions of the instrument evidencing such grant, and no provision of this Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such incorporated options with respect to their acquisition of shares of the Corporation's Common Stock thereunder.

II.       DEFINITIONS

          A. For purposes of the Plan, the following definitions shall be in effect:

          BOARD: the Corporation's Board of Directors.

          CODE: the Internal Revenue Code of 1986, as amended.

          COMMITTEE: the committee of two (2) or more non-employee Board members appointed by the Board to administer the Plan.

          COMMON STOCK: shares of the Corporation's common stock.

          CHANGE IN CONTROL: a change in ownership or control of the Corporation effected through either of the following transactions:

               a. any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders; or

               b. there is a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board.

          CORPORATE TRANSACTION: any of the following stockholder-approved transactions to which the Corporation is a party:

               a. a merger or consolidation in which the Corporation is not the surviving entity, except for a transaction the principal purpose of which is to change the State in which the Corporation is incorporated,

               b. the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation, or

               c. any reverse merger in which the Corporation is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger.

          EMPLOYEE: an individual who performs services while in the employ of the Corporation or one or more parent or subsidiary corporations, subject to the control and direction of the employer entity not only as to the work to be performed but also as to the manner and method of performance.

          FAIR MARKET VALUE: the fair market value per share of Common Stock determined in accordance with the following provisions:

               a. If the Common Stock is not at the time listed or admitted to trading on any national stock exchange but is traded on the Nasdaq National Market, the Fair Market Value shall be the closing price per share on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market and published in THE WALL STREET JOURNAL. If there is no reported closing price for the Common Stock on the date in question, then the closing price on the last preceding date for which such quotation exists shall be determinative of Fair Market Value.

               b. If the Common Stock is at the time listed or admitted to trading on any national stock exchange, then the Fair Market Value shall be the closing price per share on the date in question on the exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in THE WALL STREET JOURNAL. If there is no reported sale of Common Stock on such exchange on the date in question, then the Fair Market Value shall be the closing price on the exchange on the last preceding date for which such quotation exists.



                                       2.

          FIRST TRADING DAY: the first trading day of each fiscal year of the Corporation.

          HOSTILE TAKE-OVER: a change in ownership of the Corporation effected through a transaction in which any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders which the Board does not recommend such stockholders to accept.

          1934 ACT: the Securities Exchange Act of 1934, as amended from time to time.

          OPTIONEE: any person to whom an option is granted under either the Discretionary Option Grant or Automatic Option Grant Program in effect under the Plan.

          PLAN ADMINISTRATOR: the Committee in its capacity as the administrator of the Plan.

          PERMANENT DISABILITY OR PERMANENTLY DISABLED: the inability of the Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

          SERVICE: the performance of services on a periodic basis to the Corporation (or any parent or subsidiary corporation) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or advisor, except to the extent otherwise specifically provided in the applicable stock option agreement.

          TAKE-OVER PRICE: the GREATER of (a) the Fair Market Value per share of Common Stock on the date the option is surrendered to the Corporation in connection with a Hostile Take-Over or (b) the highest reported price per share of Common Stock paid by the tender offeror in effecting such Hostile Take-Over. However, if the surrendered option is an incentive stock option under the Federal tax laws, the Take-Over Price shall not exceed the clause (a) price per share.

          B. The following provisions shall be applicable in determining the parent and subsidiary corporations of the Corporation:

               Any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation shall be considered to be a PARENT of the Corporation, provided each such corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

               Each corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation shall be considered to be a SUBSIDIARY of the Corporation, provided each such corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.



                                       3.

III.      STRUCTURE OF THE PLAN

          A. STOCK PROGRAMS. The Plan shall be divided into two separate components: the Discretionary Option Grant Program specified in Article Two and the Automatic Option Grant Program specified in Article Three. Under the Discretionary Option Grant Program, eligible individuals may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock in accordance with the provisions of Article Two. Under the Automatic Option Grant Program, non-employee members of the Corporation's Board of Directors (the "Board") will receive periodic option grants to purchase shares of Common Stock in accordance with the provisions of Article Three.

          B. GENERAL PROVISIONS. Unless the context clearly indicates otherwise, the provisions of Articles One and Four shall apply to the Discretionary Option Grant Program and the Automatic Option Grant Program and shall accordingly govern the interests of all individuals under the Plan.

IV.       ADMINISTRATION OF THE PLAN

          A. The Discretionary Option Grant Program shall be administered by the Committee. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time.

          B. The Committee as Plan Administrator shall have full power and authority (subject to the express provisions of the Plan) to establish rules and regulations for the proper administration of the Discretionary Option Grant Program and to make such determinations under, and issue such interpretations of, the provisions of such program and any outstanding option grants thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Discretionary Option Grant Program or any outstanding option thereunder.

          C. Administration of the Automatic Option Grant Program shall be self-executing in accordance with the express terms and conditions of Article Three, and the Committee as Plan Administrator shall exercise no discretionary functions with respect to option grants made pursuant to that program.

V.        OPTION GRANTS

          A. The persons eligible to participate in the Discretionary Option Grant Program under Article Two are as follows:

               (i) officers and other key employees of the Corporation (or its parent or subsidiary corporations) who render services which contribute to the management, growth and financial success of the Corporation (or its parent or subsidiary corporations);

               (ii) non-employee Board members; and

               (iii) those consultants who provide valuable services to the Corporation (or its parent or subsidiary corporations).

          B. The Plan Administrator shall have full authority to determine, with respect to the option grants made under the Plan, which eligible individuals are to receive option grants, the number of shares to be covered by each such grant, the status of the granted option as either an incentive stock option ("Incentive Option") which satisfies the requirements of Code Section 422 or a non-statutory option not intended to meet such requirements, the time or times at which each granted option is to become exercisable and the maximum term for which the option may remain outstanding.



                                       4.

VI.       STOCK SUBJECT TO THE PLAN

          A. Shares of Common Stock shall be available for issuance under the Plan and shall be drawn from either the Corporation's authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including shares repurchased by the Corporation on the open market. The maximum number of shares of Common Stock that may be issued over the term of the Plan shall not exceed 6,969,119 shares, subject to adjustment from time to time in accordance with the provisions of this Section VI.

          Such authorized share reserve reflects the 3-for-2 split of the Corporation's outstanding Common Stock effected June 5, 1995 and the 1-for-3 reverse stock split of the Corporation's outstanding Common Stock effected October 7, 1993, and is comprised of the following:

               (i) the number of shares which remained available for issuance, as of the Effective Date of the Discretionary Option Grant Program, under the 1984 Plan as last approved by the Corporation's stockholders, including the shares subject to the outstanding options incorporated into this Plan and any other shares which would have been available for future option grant under the 1984 Plan as last approved by the stockholders (estimated to be 1,931,757 shares in the aggregate on a post-split basis);

               (ii) 143,244 shares (on a post-split basis) subject to options outstanding under the ASIX Plan as of the Effective Date and incorporated into this Plan;

               (iii) an additional 300,000 share increase (on a post-split basis) authorized by the Board under this Plan and approved by the stockholders prior to the Effective Date;

               (iv) an additional 750,000-share increase (on a post-split basis) authorized by the Board on January 23, 1995 and approved by the stockholders at the 1995 Annual Stockholders Meeting;

               (v) an additional 500,000-share increase authorized by the Board on January 26, 1996 and approved by the Corporation's stockholders at the 1996 Annual Stockholders Meeting;

               (vi) an additional 500,000-share increase authorized by the Board on February 12, 1997 and approved by the stockholders at the 1997 Annual Stockholders Meeting;

               (vii) an additional 500,000-share increase authorized by the Board on February 13, 1998 and approved by the stockholders at the 1998 Annual Stockholders Meeting;

               (viii) an additional 407,818-share increase effected October 31, 1998 pursuant to the automatic share increase provisions of Section VI.C. of this Article One;

               (ix) an additional 1,000,000-share increase authorized by the Board on January 22, 1999 and approved by the stockholders at the 1999 Annual Meeting; and

               (x) an additional 436,300-share increase effected October 31, 1999 pursuant to the automatic share increase provisions of Section VI.C. of this Article One.

               (xi) an additional increase of 500,000 shares authorized by the Board on February 9, 2000, subject to stockholder approval at the 2000 Annual Meeting.

          B. To the extent one or more outstanding options under the Predecessor Plans which have been incorporated into this Plan are subsequently exercised, the number of shares issued with respect to each such option shall reduce, on a share-for-share basis, the number of shares available for issuance under this Plan.



                                       5.

          C. The number of shares of Common Stock reserved for issuance under this Plan will automatically be increased on the First Trading Day of each fiscal year over the remaining term of the Plan, beginning with the November 1, 2000 First Trading Day, by an amount equal to three and one-half percent (3.5%) of the total number of shares of Common Stock outstanding on the last trading day of the immediately preceding fiscal year, but in no event shall any such annual increase exceed 1,500,000 shares.

          D. No one person participating in the Plan may receive options and separately exercisable stock appreciation rights for more than 1,000,000 shares (on a post-split basis) of Common Stock in the aggregate over the remaining term of the Plan, subject to adjustment from time to time in accordance with the provisions of this Section VI. For purposes of such limitation, no stock options or stock appreciation rights granted prior to January 1, 1995 shall be taken into account. The 250,000-share increase to such limit adopted by the Board on January 22, 1999 was approved by the stockholders at the 1999 Annual Meeting.

          E. Should one or more outstanding options under this Plan (including outstanding options under the Predecessor Plans incorporated into this Plan) expire or terminate for any reason prior to exercise in full (including any option cancelled in accordance with the cancellation-regrant provisions of
Section IV of Article Two), then the shares subject to the portion of each option not so exercised shall be available for subsequent option grants under the Plan. Unvested shares issued under the Plan and subsequently repurchased by the Corporation, at the original exercise price paid per share, pursuant to the Corporation's repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent option grants under the Plan. However, shares subject to any option or portion thereof surrendered in accordance with Section V of Article Two or Section III of Article Three shall reduce on a share-for-share basis the number of shares of Common Stock available for subsequent option grants under the Plan. Should the option price of an outstanding option under the Plan (including any option incorporated from the Predecessor Plans) be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an outstanding stock option under the Plan, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised or which vest under the stock issuance, and not by the net number of shares of Common Stock actually issued.

          F. Should any change be made to the Common Stock issuable under the Plan by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, then appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities by which the share reserve is to increase automatically on the First Trading of each fiscal year pursuant to the provisions of Section VI.C of this Article One, (iii) the maximum number and/or class of securities for which any one person may be granted options and separately exercisable stock appreciation rights under the Plan from and after January 1, 1995, (iv) the number and/or class of securities for which automatic option grants are to be subsequently made per newly-elected or continuing non-employee Board member under the Automatic Option Grant Program, (v) the number and/or class of securities and price per share in effect under each option outstanding under either the Discretionary Option Grant or Automatic Option Grant Program and (vi) the number and/or class of securities and price per share in effect under each outstanding option incorporated into this Plan from the Predecessor Plans. Such adjustments to the outstanding options are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such options. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.




                                       6.

                                  ARTICLE TWO
                       DISCRETIONARY OPTION GRANT PROGRAM

I.        TERMS AND CONDITIONS OF OPTIONS

          Options granted pursuant to the Discretionary Option Grant Program shall be authorized by action of the Plan Administrator and may, at the Plan Administrator's discretion, be either Incentive Options or non-statutory options. Individuals who are not Employees of the Corporation or its parent or subsidiary corporations may only be granted non-statutory options. Each granted option shall be evidenced by one or more instruments in the form approved by the Plan Administrator; PROVIDED, however, that each such instrument shall comply with the terms and conditions specified below. Each instrument evidencing an Incentive Option shall, in addition, be subject to the applicable provisions of
Section II of this Article Two.

       A. OPTION PRICE.

          (1) The option price per share shall be fixed by the Plan Administrator but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

          (2) The option price shall become immediately due upon exercise of the option and, subject to the provisions of Section I of Article Four and the instrument evidencing the grant, shall be payable in one of the following alternative forms specified below:

               - full payment in shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date (as such term is defined below);

               - full payment in cash or check drawn to the Corporation's order;

               - full payment in a combination of shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date and cash or check drawn to the Corporation's order; or

               - full payment through a broker-dealer sale and remittance procedure pursuant to which the Optionee (I) shall provide irrevocable instructions to a designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate option price payable for the purchased shares plus all applicable Federal and State income and employment taxes required to be withheld by the Corporation in connection with such purchase and
          (II) shall provide directives to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

          For purposes of this subparagraph (2), the Exercise Date shall be the date on which the notice of the option exercise is delivered to the Corporation. Except to the extent the sale and remittance procedure is utilized in connection with the exercise of the option, payment of the option price for the purchased shares must accompany such notice.

          B. TERM AND EXERCISE OF OPTIONS. Each option granted under this Discretionary Option Grant Program shall be exercisable at such time or times and during such period as is determined by the Plan Administrator and set forth in the instrument evidencing the grant. No such option, however, shall have a maximum term in excess of ten (10) years from the grant date.



                                       7.

          C. LIMITED TRANSFERABILITY OF OPTIONS. During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or by the laws of inheritance following the Optionee's death. Non-Statutory Options shall be subject to the same restriction, except that a Non-Statutory Option may be assigned in whole or in part during the Optionee's lifetime to one or more members of the Optionee's family or to a trust established exclusively for one or more such family members or to Optionee's former spouse, to the extent such assignment is in connection with the Optionee's estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate. Notwithstanding the foregoing, the Optionee may also designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Two, and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee's death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee's death.

          D. TERMINATION OF SERVICE.

          (1) The following provisions shall govern the exercise period applicable to any outstanding options held by the Optionee at the time of cessation of Service or death.

               - Should an Optionee cease Service for any reason (including death or Permanent Disability) while holding one or more outstanding options under this Article Two, then none of those options shall (except to the extent otherwise provided pursuant to subparagraph C.(3) below) remain exercisable for more than a thirty-six (36)-month period (or such shorter period determined by the Plan Administrator and set forth in the instrument evidencing the grant) measured from the date of such cessation of Service.

               - Any option held by the Optionee under this Article Two and exercisable in whole or in part on the date of his or her death may be subsequently exercised by the personal representative of the Optionee's estate or by the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution. Such exercise, however, must occur prior to the EARLIER of (i) the third anniversary of the date of the Optionee's death (or such shorter period determined by the Plan Administrator and set forth in the instrument evidencing the grant) or (ii) the specified expiration date of the option term. Upon the occurrence of the earlier event, the option shall terminate and cease to be outstanding.

               - During the applicable post-Service period, the option may not be exercised in the aggregate for more than the number of shares (if any) in which the Optionee is vested at the time of cessation of Service. Upon the expiration of the limited post-Service exercise period or (if earlier) upon the specified expiration date of the option term, each such option shall terminate and cease to be outstanding with respect to any vested shares for which it has not otherwise been exercised. However, each outstanding option shall immediately terminate and cease to be outstanding, at the time of the Optionee's cessation of Service, with respect to any shares for which it is not otherwise at that time exercisable or in which Optionee is not otherwise at that time vested.

               - Under no circumstances, however, shall any such option be exercisable after the specified expiration date of the option term.



                                       8.

               - Should (i) the Optionee's Service be terminated for misconduct (including, but not limited to, any act of dishonesty, willful misconduct, fraud or embezzlement) or (ii) the Optionee make any unauthorized use or disclosure of confidential information or trade secrets of the Corporation or its parent or subsidiary corporations, then in any such event all outstanding options held by the Optionee under this Article Two shall terminate immediately and cease to be outstanding.

          (2) The Plan Administrator shall have complete discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to permit one or more options held by the Optionee under this Article Two to be exercised, during the limited post-Service exercise period applicable under subparagraph (1) above, not only with respect to the number of vested shares of Common Stock for which each such option is exercisable at the time of the Optionee's cessation of Service but also with respect to one or more subsequent installments of vested shares for which the option would otherwise have become exercisable had such cessation of Service not occurred.

          (3) The Plan Administrator shall also have full power and authority to extend the period of time for which the option is to remain exercisable following the Optionee's cessation of Service or death from the limited period in effect under subparagraph (1) above to such greater period of time as the Plan Administrator shall deem appropriate. In no event, however, shall such option be exercisable after the specified expiration date of the option term.

          E. STOCKHOLDER RIGHTS. An Optionee shall have no stockholder rights with respect to any shares covered by the option until such individual shall have exercised the option and paid the option price for the purchased shares.

          F. REPURCHASE RIGHTS. The shares of Common Stock acquired upon the exercise of any Article Two option grant may be subject to repurchase by the Corporation in accordance with the following provisions:

               a. The Plan Administrator shall have the discretion to authorize the issuance of unvested shares of Common Stock under this Article Two. Should the Optionee cease Service while holding such unvested shares, the Corporation shall have the right to repurchase any or all of those unvested shares at the option price paid per share. The terms and conditions upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the instrument evidencing such repurchase right.

               b. All of the Corporation's outstanding repurchase rights under this Article Two shall automatically terminate, and all shares subject to such terminated rights shall immediately vest in full, upon the occurrence of a Corporate Transaction, except to the extent: (i) any such repurchase right is expressly assigned to the successor corporation (or parent thereof) in connection with the Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time the repurchase right is issued.

               c. The Plan Administrator shall have the discretionary authority, exercisable either before or after the Optionee's cessation of Service, to cancel the Corporation's outstanding repurchase rights with respect to one or more shares purchased or purchasable by the Optionee under this Discretionary Option Grant Program and thereby accelerate the vesting of such shares in whole or in part at any time.





                                       9.

II.       INCENTIVE OPTIONS

          The terms and conditions specified below shall be applicable to all Incentive Options granted under this Article Two. Incentive Options may only be granted to individuals who are Employees of the Corporation. Options which are specifically designated as "non-statutory" options when issued under the Plan shall NOT be subject to such terms and conditions.

          A. DOLLAR LIMITATION. The aggregate Fair Market Value (determined as of the respective date or dates of grant) of the Common Stock for which one or more options granted under this Plan (or any other option plan of the Corporation or its parent or subsidiary corporations) may for the first time become exercisable as incentive stock options under the Federal tax laws during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as incentive stock options under the Federal tax laws shall be applied on the basis of the order in which such options are granted. Should the number of shares of Common Stock for which any Incentive Option first becomes exercisable in any calendar year exceed the applicable One Hundred Thousand Dollar ($100,000) limitation, then that option may nevertheless be exercised in that calendar year for the excess number of shares as a non-statutory option under the Federal tax laws.

          B. 10% STOCKHOLDER. If any individual to whom an Incentive Option is granted is the owner of stock (as determined under Section 424(d) of the Internal Revenue Code) possessing ten percent (10%) or more of the total combined voting power of all classes of stock of the Corporation or any one of its parent or subsidiary corporations, then the option price per share shall not be less than one hundred and ten percent (110%) of the Fair Market Value per share of Common Stock on the grant date, and the option term shall not exceed five (5) years, measured from the grant date.

          Except as modified by the preceding provisions of this Section II, the provisions of Articles One, Two and Four of the Plan shall apply to all Incentive Options granted hereunder.

III.      CORPORATE TRANSACTIONS/CHANGES IN CONTROL

          A. In the event of any Corporate Transaction, each option which is at the time outstanding under this Article Two shall automatically accelerate so that each such option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable with respect to the total number of shares of Common Stock at the time subject to such option and may be exercised for all or any portion of such shares. However, an outstanding option under this Article Two shall NOT so accelerate if and to the extent: (i) such option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof, (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the option spread existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such option, or (iii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of the option grant. The determination of option comparability under clause (i) above shall be made by the Plan Administrator, and its determination shall be final, binding and conclusive.

          B. Upon the consummation of the Corporate Transaction, all outstanding options under this Article Two shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation or its parent company.

          C. Each outstanding option under this Article Two which is assumed in connection with the Corporate Transaction or is otherwise to continue in effect shall be appropriately adjusted, immediately after such Corporate Transaction, to apply and pertain to the number and class of securities which would have been issued to the option holder, in consummation of such Corporate Transaction, had such person exercised the option




                                      10.

immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the option price payable per share, PROVIDED the aggregate option price payable for such securities shall remain the same. In addition, appropriate adjustments shall be made to (i) the class and number of securities available for issuance under the Plan following the consummation of the Corporate Transaction, (ii) the maximum number and/or class of securities for which any one person may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances under the Plan per calendar year and (iii) the maximum number and/or class of securities by which the share reserve is to increase automatically on the First Trading Day of each fiscal year. To the extent the actual holders of the Corporation's outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Corporate Transaction, the successor corporation may, in connection with the assumption of the outstanding options under the Discretionary Option Grant Program, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Corporate Transaction..

          D. The Plan Administrator shall have the discretion, exercisable either at the time the option is granted or at any time while the option remains outstanding, to provide (upon such terms as it may deem appropriate) for the automatic acceleration of one or more outstanding options under this Article Two which are assumed or replaced in the Corporate Transaction and do not otherwise accelerate at that time, in the event the Optionee's Service should subsequently terminate within a designated period following the effective date of such Corporate Transaction.

          E. The grant of options under this Article Two shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

          F. The Plan Administrator shall have the discretionary authority, exercisable either at the time the option is granted or at any time while the option is outstanding, to provide for the automatic acceleration of one or more outstanding options under this Article Two (and the termination of one or more of the Corporation's outstanding repurchase rights under this Article Two) upon the occurrence of the Change in Control. The Plan Administrator shall also have full power and authority to condition any such option acceleration (and the termination of any outstanding repurchase rights) upon the subsequent termination of the Optionee's Service within a specified period following the Change in Control.

          G. Any options accelerated in connection with the Change in Control shall remain fully exercisable until the expiration or sooner termination of the option term.

          H. Any Incentive Options accelerated under this Section III in connection with a Corporate Transaction or Change in Control shall remain exercisable as incentive stock options under the Federal tax laws only to the extent the applicable dollar limitation of Section II of this Article Two is not exceeded. To the extent such dollar limitation is exceeded, the accelerated option shall be exercisable as a non-statutory option under the Federal tax laws.

IV.       CANCELLATION AND REGRANT OF OPTIONS

          The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected optionees, the cancellation of any or all outstanding options under this Article Two (including outstanding options under the Predecessor Plans incorporated into this Plan) and to grant in substitution new options under the Plan covering the same or different numbers of shares of Common Stock but with an option price per share not less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the new grant.




                                      11.

V.        STOCK APPRECIATION RIGHTS

          A. Provided and only if the Plan Administrator determines in its discretion to implement the stock appreciation right provisions of this Section V, one or more Optionees may be granted the right, exercisable upon such terms and conditions as the Plan Administrator may establish, to surrender all or part of an unexercised option under this Article Two in exchange for a distribution from the Corporation in an amount equal to the excess of (i) the Fair Market Value (on the option surrender date) of the shares of Common Stock in which the Optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (ii) the aggregate option price payable for such vested shares.

          B. No surrender of an option shall be effective hereunder unless it is approved by the Plan Administrator. If the surrender is so approved, then the distribution to which the Optionee shall accordingly become entitled under this
Section V may be made in shares of Common Stock valued at Fair Market Value on the option surrender date, in cash, or partly in shares and partly in cash, as the Plan Administrator deems appropriate.

          C. If the surrender of an option is rejected by the Plan Administrator, then the Optionee shall retain whatever rights the Optionee had under the surrendered option (or surrendered portion thereof) on the option surrender date and may exercise such rights at any time prior to the LATER of
(i) five (5) business days after the receipt of the rejection notice or (ii) the last day on which the option is otherwise exercisable in accordance with the terms of the instrument evidencing such option, but in no event may such rights be exercised more than ten (10) years after the date of the option grant.

          D. One or more officers of the Corporation subject to the short-swing profit restrictions of the Federal securities laws may, in the Plan Administrator's sole discretion, be granted limited stock appreciation rights in tandem with their outstanding options under the Plan. Upon the occurrence of a Hostile Take-Over, the officer will have a thirty (30)-day period in which he or she may surrender any outstanding options with such a limited stock appreciation right to the Corporation, to the extent such options are at the time exercisable for fully-vested shares of Common Stock. The officer shall in return be entitled to a cash distribution from the Corporation in an amount equal to the excess of
(i) the Take-Over Price of the vested shares of Common Stock at the time subject to each surrendered option over (ii) the aggregate option price payable for such vested shares. The cash distribution payable upon such option surrender shall be made within five (5) days following the consummation of the Hostile Take-Over. The Plan Administrator shall, at the time the limited stock appreciation right is granted, pre-approve the subsequent exercise of that right in accordance with the terms and conditions of this Section V.D.. Accordingly, no additional approval of the Plan Administrator or the Board shall be required at the time of the actual option surrender and cash distribution. Any unsurrendered portion of the option shall continue to remain outstanding and become exercisable in accordance with the terms of the instrument evidencing such grant.

          E. The shares of Common Stock subject to any option surrendered for an appreciation distribution pursuant to this Section V shall NOT be available for subsequent option grant under the Plan.




                                      12.

                                 ARTICLE THREE
                         AUTOMATIC OPTION GRANT PROGRAM

I.        ELIGIBILITY

          A. ELIGIBLE DIRECTORS. The individuals eligible to receive automatic option grants pursuant to the provisions of this Article Three program shall be limited to (i) those individuals who are first elected or appointed as non-employee Board members on or after the Effective Date of this Automatic Option Grant Program, whether through appointment by the Board or election by the Corporation's stockholders, and (ii) those individuals who continue to serve as non-employee Board members at one or more Annual Stockholders Meetings held after such Effective Date, whether or not they commenced their Board service prior to the Effective Date. Any non-employee Board member eligible to participate in the Automatic Option Grant Program pursuant to the foregoing criteria shall be designated an Eligible Director for purposes of this Plan.

II.       TERMS AND CONDITIONS OF AUTOMATIC OPTION GRANTS

          A. EFFECTIVE DATE. The terms and conditions of this Article Three reflect the amendment to the Automatic Option Grant Program effected by the December 8, 1999 restatement of the Plan and shall become effective upon stockholder approval of such restatement at the 2000 Annual Meeting. Accordingly, such stockholder approval shall also constitute approval of each option granted under the amended Automatic Option Grant Program at or after the date of that Annual Meeting and the subsequent exercise of that option in accordance with the terms and conditions of this Article Three.

          B. GRANT DATES. Options shall be granted under the Automatic Option Grant Program in accordance with the following provisions:

               (i) Each Eligible Director shall automatically be granted, at the time of his or her initial election or appointment as a non-employee Board member, a non-statutory stock option to purchase 10,000 shares(1) of Common Stock upon the terms and conditions of this Article Three.

               (ii) On the date of each Annual Stockholders Meeting, beginning with the 2000 Annual Meeting, each individual who is to continue to the time as an Eligible Director shall automatically be granted, whether or not such individual is standing for re-election as a Board member at that particular meeting, a non-statutory stock option to purchase an additional 10,000 shares(2) of Common Stock upon the terms and conditions of this Article Three, provided he or she has served as a non-employee Board member for at least six (6) months. There shall be no limit on the number of 10,000-share option grants any one Eligible Director may receive over his or her period of Board service.

          The number of shares for which the automatic grants are to be made to each newly-elected or continuing Eligible Director shall be subject to periodic adjustment pursuant to the applicable provisions of Section VI.D of Article One.

          C. OPTION PRICE. For each option grant made under this Automatic Option Grant Program, the option price per share shall be equal to one hundred percent (100%) of the Fair Market Value per share of Common Stock on the automatic grant date.

          D. PAYMENT. The option price shall be payable in one of the alternative forms specified below:

----------------------
(1) Reflects the 3-for-2 split of the Common Stock effected by the Corporation on June 5, 1995.

(2) Reflects the 3-for-2 split of the Common Stock effected by the Corporation on June 5, 1995.


                                      13.

               (i) full payment in cash or check made payable to the Corporation's order; or

               (ii) full payment in shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's reported earnings and valued at Fair Market Value on the Exercise Date; or

               (iii) full payment in a combination of shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation's reported earnings and valued at Fair Market Value on the Exercise Date and cash or check payable to the Corporation's order; or

               (iv) full payment through a sale and remittance procedure pursuant to which the non-employee Board member (I) shall provide irrevocable instructions to a designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate option price payable for the purchased shares and shall (II) concurrently provide directives to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

          The Exercise Date shall be the date on which notice of the option exercise is delivered to the Corporation. Except to the extent the sale and remittance procedure is utilized for the exercise of the option, payment of the option price for the purchased shares must accompany the exercise notice.

          E. OPTION TERM. Each automatic grant under this Article Three shall have a maximum term of ten (10) years measured from the automatic grant date.

          F. EXERCISABILITY. The initial 10,000-share automatic option grant made to each newly-elected or appointed Board member shall become exercisable for twelve and one-half percent (12.5%) of the option shares upon the Optionee's completion of six (6) months of Board service measured from the automatic grant date and shall become exercisable for the balance of the option shares in a series of fourteen (14) equal and successive quarterly installments upon the Optionee's completion of each additional three (3)-month period of Board service thereafter. Each annual 10,000-share automatic option grant made to a continuing Board member shall become exercisable in a series of four (4) equal and successive annual installments over the Optionee's period of service on the Board, with the first such installment to become exercisable one year after the automatic grant date. The exercisability of each outstanding automatic grant shall be subject to acceleration in accordance with the provisions of Section II.G and Section III of this Article Three.

          G. LIMITED TRANSFERABILITY OF OPTIONS. Each automatic option grant may be assigned in whole or in part during the Optionee's lifetime to one or more members of the Optionee's family or to a trust established exclusively for one or more such family members or to Optionee's former spouse, to the extent such assignment is in connection with the Optionee's estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate. Notwithstanding the foregoing, the Optionee may also designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Three, and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee's death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee's death.



                                      14.

H.        TERMINATION OF BOARD SERVICE.

          (1) Should the Optionee cease service as a Board member for any reason (other than death or Permanent Disability) while holding one or more automatic option grants under this Article Three, then such individual shall have a six
(6)-month period following the date of such cessation of Board service in which to exercise each such option for any or all of the shares of Common Stock for which the option is exercisable at the time of such cessation of Board service. Each such option shall immediately terminate and cease to be outstanding, at the time of such cessation of Board service, with respect to any shares for which the option is not otherwise at that time exercisable.

          (2) Should the Optionee die within six (6) months after cessation of Board service, then each outstanding automatic option grant held by the Optionee at the time of death may subsequently be exercised, for any or all of the shares of Common Stock for which such option is exercisable at the time of the Optionee's cessation of Board service (less any option shares subsequently purchased by the Optionee prior to death), by the personal representative of the Optionee's estate or by the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution. Any such exercise must occur within twelve (12) months after the date of the Optionee's death.

          (3) Should the Optionee die or become permanently disabled while serving as a Board member, then each automatic option grant held by such Optionee under this Article Three shall accelerate in full, and the Optionee (or the representative of the Optionee's estate or the person or persons to whom the option is transferred upon the Optionee's death) shall have a twelve (12)-month period following the date of the Optionee's cessation of Board service in which to exercise each such option for any or all of the shares of Common Stock subject to that option at the time of such cessation of Board service.

          (4) In no event shall any automatic grant under this Article Three remain exercisable after the specified expiration date of the ten (10)-year option term. Upon the expiration of the applicable post-service exercise period under subparagraph 1, 2 or 3 above or (if earlier) upon the expiration of the ten (10)-year option term, the automatic grant shall terminate and cease to be outstanding for any unexercised shares for which the option was otherwise exercisable at the time of the Optionee's cessation of Board service.

I. STOCKHOLDER RIGHTS. The holder of an automatic option grant under this Article Three shall have none of the rights of a stockholder with respect to any shares subject to such option until such individual shall have exercised the option and paid the option price for the purchased shares.

J. REMAINING TERMS. The remaining terms of each option granted under the Automatic Option Grant Program shall be the same as the terms in effect for option grants made under the Discretionary Option Grant Program.

III.     CORPORATE TRANSACTION/CHANGE IN CONTROL/HOSTILE TAKE-OVER

          A. In the event of any Corporate Transaction, each automatic option grant at the time outstanding under this Article Three shall automatically accelerate so that each such option shall, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable with respect to the total number of shares of Common Stock at the time subject to such option and may be exercised for all or any portion of such shares. Upon the consummation of the Corporate Transaction, all automatic option grants under this Article Three shall terminate and cease to be outstanding.

          B. In connection with any Change in Control of the Corporation, each automatic option grant at the time outstanding under this Article Three shall automatically accelerate so that each such option shall, immediately prior to the specified effective date for the Change in Control, become fully exercisable with respect to the total number of shares of Common Stock at the time subject to such option and may be exercised for all or any portion of such shares.


                                      15.

          C. Upon the occurrence of a Hostile Take-Over, the Optionee shall have a thirty (30)-day period in which to surrender each option held by him or her under this Article Three to the Corporation, to the extent such option has been outstanding for a period of at least six (6) months. The Optionee shall in return be entitled to a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price of the shares of Common Stock at the time subject to the surrendered option (whether or not the option is otherwise at the time exercisable for such shares) over (ii) the aggregate option price payable for such shares. Such cash distribution shall be paid within five (5) days following the consummation of the Hostile Take-Over. Stockholder approval of this December 8, 1999 restatement of the Plan at the 2000 Annual Meeting shall also constitute pre-approval of each such option surrender right granted at or after the date of that Annual Meeting and the subsequent exercise of that right in accordance with the terms and provisions of this Section III.C. No additional approval of any Plan Administrator or the Board shall be required at the time of the actual option surrender and cash distribution.

          D. The shares of Common Stock subject to each option surrendered in connection with the Hostile Take-Over shall NOT be available for subsequent option grant under this Plan.

          E. The automatic option grants outstanding under this Article Three shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.



                                      16.

                                  ARTICLE FOUR
                                  MISCELLANEOUS

I.        LOANS OR INSTALLMENT PAYMENTS

          A. The Plan Administrator may, in its discretion, assist any Optionee (including an Optionee who is an officer of the Corporation) in the exercise of one or more options granted to such Optionee under the Discretionary Option Grant Program, including the satisfaction of any Federal and State income and employment tax obligations arising therefrom, by (i) authorizing the extension of a loan from the Corporation to such Optionee or (ii) permitting the Optionee to pay the option price for the purchased Common Stock in installments over a period of years. The terms of any loan or installment method of payment (including the interest rate and terms of repayment) shall be upon such terms as the Plan Administrator specifies in the applicable option agreement or otherwise deems appropriate under the circumstances. Loans or installment payments may be authorized with or without security or collateral. However, the maximum credit available to the Optionee may not exceed the option price of the acquired shares plus any Federal and State income and employment tax liability incurred by the Optionee in connection with the acquisition of such shares.

          B. The Plan Administrator may, in its absolute discretion, determine that one or more loans extended under this financial assistance program shall be subject to forgiveness by the Corporation in whole or in part upon such terms and conditions as the Plan Administrator may deem appropriate.

II.       AMENDMENT OF THE PLAN AND AWARDS

          A. The Board has complete and exclusive power and authority to amend or modify the Plan (or any component thereof) in any or all respects whatsoever. However, no such amendment or modification shall adversely affect rights and obligations with respect to options at the time outstanding under the Plan, unless the Optionee consents to such amendment. In addition, certain amendments may require stockholder approval pursuant to applicable laws or regulations.

          B. Options to purchase shares of Common Stock may be granted under the Discretionary Option Grant Program which are in excess of the number of shares then available for issuance under the Plan, provided any excess shares actually issued under such program are held in escrow until stockholder approval is obtained for a sufficient increase in the number of shares available for issuance under the Plan. If such stockholder approval is not obtained within twelve (12) months after the date the first such excess option grants are made, then (i) any unexercised excess options shall terminate and cease to be exercisable and (ii) the Corporation shall promptly refund the purchase price paid for any excess shares actually issued under the Plan and held in escrow, together with interest (at the applicable Short Term Federal Rate) for the period the shares were held in escrow.

III.      TAX WITHHOLDING

          The Corporation's obligation to deliver shares of Common Stock upon the exercise of stock options for such shares or the vesting of such shares under the Plan shall be subject to the satisfaction of all applicable Federal, State and local income and employment tax withholding requirements.

          The Plan Administrator may, in its discretion and in accordance with the provisions of this Section III of Article Four and such supplemental rules as the Plan Administrator may from time to time adopt (including the applicable safe-harbor provisions of SEC Rule 16b-3), provide any or all holders of non-statutory options (other than the automatic grants made pursuant to Article Three of the Plan) or unvested shares under the Plan with the right to use shares of the Corporation's Common Stock in satisfaction of all or part of the Federal, State and local income and employment withholding taxes to which such holders may become subject in connection with the exercise of their options or the vesting of their shares (the "Withholding Taxes"). Such right may be provided to any such holder in either or both of the following formats:




                                      17.

               a. STOCK WITHHOLDING: The holder of the non-statutory option or unvested shares may be provided with the election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the exercise of such non-statutory option or the vesting of such shares, a portion of those shares with an aggregate Fair Market Value equal to the percentage of the applicable Withholding Taxes (not to exceed one hundred percent (100%)) designated by the holder.

               b. STOCK DELIVERY: The Plan Administrator may, in its discretion, provide the holder of the non-statutory option or unvested shares purchased thereunder with the election to deliver to the Corporation, at the time the non-statutory option is exercised or the shares vest, one or more shares of Common Stock previously acquired by such individual (other than in connection with the option exercise or share vesting triggering the Withholding Taxes) with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes incurred in connection with such option exercise or share vesting (not to exceed one hundred percent (100%)) designated by the holder.

IV.       EFFECTIVE DATE AND TERM OF PLAN

          A. The Plan was initially adopted by the Board on August 31, 1993 and approved by the stockholders in October 1993. As of the applicable Effective Date for each of the equity incentive programs in effect hereunder, this Plan, as successor to the Predecessor Plans, became effective for each such program, and no further option grants or stock issuances shall be made under the Predecessor Plans from and after such Effective Date. The Plan was subsequently amended by the Board on January 23, 1995 to (i) increase by 750,000(3) the number of shares of Common Stock issuable under the Plan, (ii) limit the number of shares of Common Stock for which any one participant may be granted stock options and separately exercisable stock appreciation rights under the Plan to 750,000(3) shares, exclusive of any stock options or stock appreciation rights granted prior to January 1, 1995 and (iii) provide that the option price per share for all non-statutory stock options granted from and after January 1, 1995 shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the grant date. The January 23, 1995 amendment was approved by the stockholders at the 1995 Annual Meeting held on March 27, 1995. On January 26, 1996, the Board authorized an additional 500,000-share increase in the number of shares of Common Stock available for issuance under the Plan and in February 1996, the Board adopted an amendment to the Plan (the "February 1996 Amendment") which increased the number of shares of Common Stock for which option grants are to be made annually under the Automatic Option Grant Program to continuing non-employee Board members from 2,500 shares to 3,500 shares per individual. Both the January 26, 1996 and February 1996 Amendments were approved by the Corporation's stockholders at the 1996 Annual Meeting. The Plan was subsequently amended on February 12, 1997 (the "February 1997 Amendment") to effect the following changes: (i) increase the number of shares of Common Stock authorized for issuance over the term of the Plan by an additional 500,000 shares, (ii) allow unvested shares issued under the Plan and subsequently repurchased by the Corporation at the option exercise price paid per share to be reissued under the Plan and (iii) effect a series of technical changes to the provisions of the Plan (including stockholder approval requirements) in order to take advantage of the recent amendments to Rule 16b-3 of the Securities Exchange Act of 1934 which exempts certain officer and director transactions under the Plan from the short-swing liability provisions of the federal securities laws. The February 1997 Amendment was approved by the stockholders at the 1997 Annual Meeting. All option grants made prior to the February 1997 Amendment shall remain outstanding in accordance with the terms and conditions of the respective instruments evidencing those options or issuances, and nothing in the February 1997 Amendment shall be deemed to modify or in any way affect those outstanding options or issuances. The Plan was subsequently amended on February 13, 1998 (the "February 1998 Amendment") to effect the following changes: (i) increase the number of shares of Common Stock authorized for issuance over the term of the Plan by an additional 500,000 shares, and (ii) implement an automatic share increase feature, pursuant to which the number of shares available for issuance over the term of the Plan shall automatically increase on the first trading day of each fiscal year, beginning with the 1999 fiscal year and continuing through the fiscal year 2003, by an amount equal to two percent (2%) of the total number of shares of Common Stock outstanding on the last trading day of the immediately

-------------------
(3) Reflects the 3-for-2 split of the Common Stock effected by the Corporation on June 5, 1995.



                                      18.

preceding fiscal year. The February 1998 Amendment was approved by the stockholders at the 1998 Annual Meeting. The Plan was again amended on January 22, 1999 (the "January 1999 Amendment"), subject to stockholder approval at the 1999 Annual Meeting, to (i) increase the number of shares of Common Stock authorized for issuance over the term of the Plan by an additional 1,000,000 shares, (ii) increase the limit on the maximum number of shares of Common Stock for which any one participant may be granted stock options and separately exercisable stock appreciation rights after December 31, 1994 from 750,000 to 1,000,000 shares in the aggregate and (iii) increase the size of the annual grants to non employee Board members under the Automatic Option Grant Program from 3,500 to 5,000 shares. The January 1999 Amendment was approved by the stockholders at the 1999 Annual Meeting. The Plan was again amended by the Board on December 8, 1999 (the "December 1999 Amendment"), subject to stockholder approval at the 2000 Annual Meeting, to (i) revise the automatic share increase provisions of the Plan so that the number of shares reserved for issuance under the Plan will automatically increase on the First Trading Day of each fiscal year over the remaining term of the Plan, beginning with the November 1, 2000 First Trading Day, by an amount equal to three and one-half percent (3.50%) of the total number of shares of outstanding Common Stock on the last day of the immediately preceding fiscal year, but no such annual increase shall exceed 1,500,000 shares, (ii) increase the size of the annual grants to non employee Board members under the Automatic Option Grant Program from 5,000 shares to 10,000 shares and (iii) extend the term of the Plan to December 31, 2004. The Plan was further amended by the Board on February 9, 2000 (the "February 2000 Amendment") to increase the number of shares of Common Stock authorized for issuance under the Plan by an additional 500,000 shares. No option grants will be made on the basis of either the December 1999 Amendment or the February 2000 Amendment unless and until both the December 1999 Amendment and the February 2000 Amendment are approved by the stockholders at the 2000 Annual Meeting. Subject to the foregoing limitations, the Plan Administrator may make option grants under the Plan at any time before the date fixed herein for the termination of the Plan.

          B. Each option issued and outstanding under the Predecessor Plans immediately prior to the Effective Date of the Discretionary Option Grant Program was incorporated into this Plan and treated as an outstanding option under this Plan, but each such option shall continue to be governed solely by the terms and conditions of the instrument evidencing such grant, and nothing in this Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such options with respect to their acquisition of shares of Common Stock thereunder.

          C. The option/vesting acceleration provisions of Section III of Article Two relating to Corporate Transactions and Changes in Control may, in the Plan Administrator's discretion, be extended to one or more stock options which are outstanding under the Predecessor Plans on the Effective Date of the Discretionary Option Grant Program but which do not otherwise provide for such acceleration.

          D. The Plan shall terminate upon the EARLIER of (i) December 31, 2004 or (ii) the date on which all shares available for issuance under the Plan shall have been issued or cancelled pursuant to the exercise, surrender or cash-out of the options granted under the Plan. However, if the December 1999 Amendment is not approved by the stockholders at the 2000 Annual Meeting, the clause (i) termination date will remain August 30, 2003. Upon the termination of the Plan, all outstanding option grants shall continue to have force and effect in accordance with the provisions of the instruments evidencing such grants.

V.        USE OF PROCEEDS

          Any cash proceeds received by the Corporation from the sale of shares pursuant to option grants under the Plan shall be used for general corporate purposes.

VI.       REGULATORY APPROVALS

          A. The implementation of the Plan, the granting of any stock option or stock appreciation right under the Plan and the issuance of Common Stock upon the exercise of the stock options or stock appreciation rights granted hereunder shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the stock options and stock appreciation rights granted under it, and the Common Stock issued pursuant to it.



                                      19.

          B. No shares of Common Stock or other assets shall be issued or delivered under this Plan unless and until there shall have been compliance with all applicable requirements of Federal and State securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any securities exchange on which stock of the same class is then listed.

VII.      NO EMPLOYMENT/SERVICE RIGHTS

          Neither the action of the Corporation in establishing the Plan, nor any action taken by the Plan Administrator hereunder, nor any provision of the Plan shall be construed so as to grant any individual the right to remain in the employ or service of the Corporation (or any parent or subsidiary corporation) for any period of specific duration, and the Corporation (or any parent or subsidiary corporation retaining the services of such individual) may terminate such individual's employment or service at any time and for any reason, with or without cause.

VIII.     MISCELLANEOUS PROVISIONS

          A. Except to the extent otherwise expressly provided in the Plan, the right to acquire Common Stock or other assets under the Plan may not be assigned, encumbered or otherwise transferred by any Optionee.

          B. The provisions of the Plan relating to the exercise of options and the vesting of shares shall be governed by the laws of the State of California without resort to that State conflict-of-laws rules.

          C. The provisions of the Plan shall inure to the benefit of, and be binding upon, the Corporation and its successors or assigns, whether by Corporate Transaction or otherwise, and the Optionees, the legal representatives of their respective estates, their respective heirs or legatees and their permitted assignees.



                                      20.

                          CREDENCE SYSTEMS CORPORATION

                                      PROXY

           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 22, 2000

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                          CREDENCE SYSTEMS CORPORATION

         The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on March 22, 2000 and the Proxy Statement and appoints Graham Siddall and Dennis Wolf and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Credence Systems Corporation (the "Company") which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the Company's headquarters at 215 Fourier Avenue, Fremont, California 94539, on Wednesday, March 22, 2000 at 10:00 a.m. local time (the "Annual Meeting"), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

         1. To elect the following two directors to serve for a three-year term ending upon the year 2003 Annual Meeting of stockholders or until their successors are elected and qualified:


                                                                 WITHHOLD
                                                                AUTHORITY
                                               FOR               TO VOTE

              Henk J. Evenhuis
                                              -----               -----
              Bernard V. Vonderschmitt
                                              -----               -----

         2.       FOR    AGAINST    ABSTAIN To approve a series of amendments to
                                            the Company's 1993 Stock Option Plan
                                            which will (i) revise the automatic
                                            share increase provisions so that
                                            the number of shares reserved under
                                            the 1993 Plan will automatically
                                            increase on the first trading day of
                                            each fiscal year, beginning November
                                            1, 2000, by an amount equal to 3.5%
                                            of the total number of shares of the
                                            Company's common stock outstanding
                                            on the last day of the immediately
                                            preceding fiscal year, but no such
                                            annual increase is to exceed
                                            1,500,000 shares, (ii) increase the
                                            number of shares subject to the
                                            option grants to be made to the
                                            continuing non-employee Board
                                            members under the Automatic Option
                                            Grant Program from 5,000 shares to
                                            10,000 shares, effective as of the
                                            Annual Meeting, and (iii) extend the
                                            term of the 1993 Plan from August
                                            30, 2003 to December 31, 2004.

         3.       FOR    AGAINST    ABSTAIN To approve a series of amendments to
                                            the Company's Employee Stock
                                            Purchase Plan which will (i)
                                            implement an automatic share
                                            increase feature whereby the number
                                            of shares reserved under the
                                            Purchase Plan will automatically
                                            increase on the first trading day of
                                            each fiscal year, beginning November
                                            1, 2000, by an amount equal to 0.5%
                                            of the total number of shares of the
                                            Company's common stock outstanding
                                            on the last day of the immediately
                                            preceding fiscal year, but no such
                                            annual increase is to exceed 250,000
                                            shares, (ii) revise the offering
                                            periods in effect under the Purchase
                                            Plan so that each such period may
                                            have a maximum duration of 12
                                            months, with purchases occurring at
                                            6-month intervals during the
                                            offering period on the 14th day of
                                            February and August each year, and
                                            (iii) extend the termination date of
                                            the Purchase Plan to August 14,
                                            2010.

         4.       FOR    AGAINST    ABSTAIN To ratify the appointment of Ernst &
                                            Young LLP as independent auditors of
                                            the Company for the fiscal year
                                            ending October 31, 2000.

         5.       FOR    AGAINST    ABSTAIN To transact such other business as
                                            may properly come before the Annual
                                            Meeting or any adjournment or
                                            postponement thereof.

         The Board of Directors recommends a vote FOR each of the directors listed above and a vote FOR the other proposals. This Proxy, when properly executed, will be voted as specified above. THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS LISTED ABOVE AND FOR THE OTHER PROPOSALS IF NO SPECIFICATION IS MADE.

         Please print the name(s) appearing
         on each share certificate(s) over
         which you have voting authority:
                                         ---------------------------------------
                                               (Print name(s) on certificate)

         Please sign your name:                          Date:
                               -------------------------      ------------------
                                (Authorized Signature)


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